UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EMCORE CORPORATION

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EMCORE CORPORATION

2015 W. Chestnut Street

Alhambra, California 91803

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MARCH 20, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on March 20, 2020: Our 2019 Annual Report and the accompanying proxy materials are available at https://www.proxydocs.com/EMKR.

To our Shareholders:

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of EMCORE Corporation (the “Company”) will be held at 8:00 A.M. local time on Friday, March 20, 2020, at the Hilton Pasadena, 168 S Los Robles Ave., Pasadena CA 91101, for the following purposes:

(1)

To elect the four (4) director nominees named in the attached Proxy Statement to the Company’s Board of Directors for a one-year term expiring at the Company’s 2021 Annual Meeting of Shareholders and until their respective successors are duly qualified and elected;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020;

(3)	To approve on an advisory basis the executive compensation of the Company’s Named Executive Officers; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on January 21, 2020 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present at the Annual Meeting, please submit your proxy or voting instructions as promptly as possible to instruct how your shares are to be voted at the Annual Meeting in order to assure the presence of a quorum at the Annual Meeting. You may vote by telephone, Internet or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction form. If you vote by telephone or Internet, you do not have to separately mail a proxy or voting instruction form.

By Order of the Board of Directors,

Ryan Hochgesang
Secretary

January 22, 2020

Alhambra, California

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON JANUARY 21, 2020 ARE RESPECTFULLY URGED TO SUBMIT A PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE TO INSTRUCT HOW THEIR SHARES ARE TO BE VOTED AT THE ANNUAL MEETING.

EMCORE CORPORATION

PROXY STATEMENT

EMCORE CORPORATION

2015 W. Chestnut Street

Alhambra, California 91803

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 20, 2020

This Proxy Statement is being furnished to shareholders of EMCORE Corporation (the “Company”) as of the close of business on January 21, 2020 (the “Record Date”), in connection with the solicitation on behalf of the Board of Directors of the Company (the “Board” or the “Board of Directors”) of proxies for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:00 A.M. local time, on March 20, 2020, at the Hilton Pasadena, 168 S Los Robles Ave., Pasadena CA 91101, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the related proxy materials are first being furnished to shareholders beginning on or about January 22, 2020. Shareholders should review the information provided herein in conjunction with the Company’s 2019 Annual Report to Shareholders.

INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and the Company’s 2019 Annual Report for the fiscal year ended September 30, 2019 (“fiscal 2019”) are available on the Internet at www.proxydocs.com/EMKR. These materials will also be available under the “Investors” tab on our corporate website (www.emcore.com) beginning on or about January 22, 2020. The other information on our corporate website does not constitute part of this Proxy Statement.

The Company has elected to furnish its proxy materials over the Internet in accordance with applicable rules of the Securities and Exchange Commission (“SEC”) rather than mailing paper copies of this Proxy Statement and the Company’s 2019 Annual Report to all shareholders. On or about January 22, 2020, the Company commenced the mailing to its shareholders of a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) directing shareholders to the website referenced above where they can access this Proxy Statement and the Company’s 2019 Annual Report and view instructions on how to submit a proxy or voting instructions via the Internet or by touch-tone telephone. If shareholders wish to receive a paper copy of the Company’s proxy materials, please follow the instructions included in the Notice of Internet Availability. Shareholders who have elected not to receive a Notice of Internet Availability or delivery of their proxy materials electronically by e-mail will receive a printed copy of the proxy materials by mail.

PURPOSES OF THE MEETING

At the Annual Meeting, the Company’s shareholders will consider and vote upon the following matters:

(1)	Election of the four (4) director nominees named in this Proxy Statement to the Company’s Board of Directors for a one-year term expiring at the Company’s 2021 Annual Meeting of Shareholders;

(2)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020;

(3)	Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers; and

(4)	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the proxy you submit, all shares represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth below) will be voted in accordance with the recommendation of the Board of Directors as follows:

•	FOR ALL with respect to the election to the Board of Directors of the four (4) nominees for director named in this Proxy Statement (Proposal I);

•	FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020 (Proposal II); and

•	FOR the approval, on an advisory basis, of the Company’s executive compensation (Proposal III).

In the event a shareholder specifies a different choice by means of a properly submitted proxy, such shareholder’s shares will be voted in accordance with the specification so made. In addition, your shares will be voted as the proxyholders may determine in their discretion upon any other proposals as may properly come before the Annual Meeting.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

As of the close of business on the Record Date, the Company had 29,058,484 shares of no par value common stock (“Common Stock”) outstanding. Each shareholder of record on the Record Date is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held by such shareholder. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives, and guests of the Company.

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, as of the Record Date, you may vote:

(1)	By Internet: Go to www.proxypush.com/EMKR and follow the instructions;

(2)	By Telephone: Call toll-free to 1-855-635-6594 and follow the instructions;

(3)	By Mail: If you requested a copy of the proxy materials by mail, complete, sign, date and return your proxy card in the envelope supplied to you with the written proxy materials; or

(4)	In Person: Attend the Annual Meeting and vote by ballot provided at the Annual Meeting.

If your shares are held by a bank, broker or other nominee, you are a beneficial owner of those shares rather than a shareholder of record. If you are a beneficial owner, your bank, broker or other nominee will forward you the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form. As a beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following the voting instructions provided by your bank, broker or other nominee. Please refer to the proxy materials forwarded by your bank, broker or other nominee for instructions regarding the methods available to vote your shares (Internet, telephone or mail). Please note that if your shares of Common Stock are held by a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote in person at the Annual Meeting.

Except as noted below, if you are a holder of record, you may use the Internet or any touch-tone telephone to transmit your voting instructions up until 7:59 a.m., Pacific Time, on Friday, March 20, 2020 or, if you received a printed set of the proxy materials, you may vote by mail by completing, signing, dating and returning the proxy card enclosed with the proxy materials you received before the polls close at the Annual Meeting. If you are a shareholder of record, your proxy, whether submitted by telephone, via the Internet or by mail, may nevertheless be changed or revoked at any time prior to the voting thereof at the Annual Meeting at your discretion either by (i) sending to the Company’s Secretary a written notice of revocation, (ii) by voting the shares covered thereby in person at the Annual Meeting or (iii) by submitting another proxy dated subsequent to the date of the initial proxy. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. If you are a beneficial owner, please refer to the voting instructions provided by the bank, broker or other nominee that holds your shares for information about the deadline for voting and instructions on how to change or revoke any previously submitted voting instructions.

The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is as follows (and as summarized in the table below):

For Proposal I — Election of Directors, the nominees for director will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Each shareholder may vote the number of shares of Common Stock held as of the Record Date by that shareholder for the nominees or may withhold voting such shares from the nominees. The four nominees who receive the most votes that are properly cast at the Annual Meeting will be elected to the Board of Directors.

For each of Proposal II — Ratification of the Appointment of Independent Registered Public Accounting Firm and Proposal III — Advisory Vote on Executive Compensation, an affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting is required to approve each such proposal. Each shareholder may vote for, vote against or abstain from voting on each of these proposals.

Proposal(s):	Vote Required:
Proposal I — Election of Directors	Plurality of the votes cast
Proposal II — Ratification of the Appointment of Independent Registered Public Accounting Firm Proposal III — Advisory Vote on Executive Compensation	Affirmative vote of a majority of the votes cast

Shares voted “Withhold” on Proposal I and shares voted “Abstain” on Proposals II or III are not counted as votes cast with respect to those proposals. Therefore, withhold votes and abstentions will not be counted in determining the outcome of the vote for any of Proposals I, II and III. Broker non-votes, which may occur on on Proposals I and III, are not counted as votes cast with respect to Proposals I and III. Therefore, broker non-votes, if any, on on Proposals I and III will not be counted in determining the outcome of the vote for those proposals. Withhold votes, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting.

A broker non-vote occurs when a broker, who has not received voting instructions from the beneficial owner of the shares, does not vote on a non-routine proposal because the broker does not have discretionary authority to vote on such proposal, but the broker does exercise its discretionary authority to vote the beneficial holder’s shares on at least one “routine” matter at the Annual Meeting. Proposal II — Ratification of the Appointment of Independent Registered Public Accounting Firm is considered a “routine” matter under applicable stock exchange rules while the other proposals at the Annual Meeting are considered “non-routine.” If you hold your shares through a broker and do not provide voting instructions to the broker, then under applicable stock exchange rules governing your broker, the broker may vote your shares in its discretion with respect to Proposal II above, but may not vote your shares with respect to any of the other proposals. If no voting instructions are received by the broker that holds your shares and your broker exercises its discretion to vote your shares on Proposal II, your shares will constitute a broker non-vote on each of Proposals I and III.

Please note that the proposals regarding the ratification of the appointment of our independent registered public accounting firm and approval of executive compensation are advisory only and will not be binding on the

Company or the Board. The results of the votes on those advisory proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

INFORMATION CONCERNING THE PROXY SOLICITATION

The cost of preparing and making available this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the proxy is borne by the Company. In addition to the use of the Internet, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. Solicitation of proxies may be made by additional mailings, electronic mail, telephone or in person by directors, officers or regular employees of the Company. The Company may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing.

PROPOSAL I:

ELECTION OF DIRECTORS

Prior to the Company’s 2018 annual meeting of shareholders held on March 16, 2018, the EMCORE Corporation Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), divided the Company’s Board of Directors into three classes, and directors elected at or prior to the Company’s 2018 annual meeting of shareholders were elected to hold office for staggered terms of three years. At the Company’s 2018 annual meeting of shareholders, the shareholders of the Company approved an amendment to the Certificate of Incorporation, which was subsequently accepted by the Treasurer of the State of New Jersey effective March 19, 2018, that provided that commencing with the 2019 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall hold office until the next succeeding annual meeting of shareholders and until such directors’ successors are elected and qualified. In connection with such amendment to the Certificate of Incorporation, the Board approved a corresponding change to Article IV.1.b of our By-Laws, as amended, to declassify the Board, effective March 19, 2018. As a result, beginning with the 2019 Annual Meeting of Shareholders and continuing at each annual meeting of shareholders of the Company thereafter, each director up for election has been or will be nominated to serve as director for a one-year term and until such director’s successor is elected and qualified. Current directors will continue to serve the remainder of their elected terms. Accordingly, the Board will be completely declassified and all directors will be elected annually beginning with the 2021 annual meeting of shareholders.

Each of the incumbent directors on the Board standing for re-election, Mr. Rex S. Jackson and Mr. Jeffrey Rittichier, and each of the directors appointed to the Board subsequent to the Company’s 2019 Annual Meeting of Shareholders, Mr. Bruce E. Grooms and Ms. Noel Heiks, are each being nominated for election to the Board for a one-year term (expiring in 2021) and until his or her respective successor is duly qualified and elected. Mr. Rex S. Jackson, Mr. Jeffrey Rittichier, Mr. Bruce E. Grooms and Ms. Noel Heiks are each a current director and have each consented to serve as a director if elected. Mr. Stephen L. Domenik will continue to serve as a Class C director with a term expiring at our 2021 annual meeting of shareholders. Dr. Gerald J. Fine will retire from the Board effective immediately prior to the Annual Meeting and, accordingly, he will not stand for reelection at the Annual Meeting. The Board intends to reduce the size of the Board from six to five directors effective immediately prior to the Annual Meeting.

With respect to each of Mr. Grooms and Ms. Heiks, the Nominating and Corporate Governance Committee engaged third party search firms to assist in identifying and evaluating potential Board candidates, and in each case Mr. Grooms and Ms. Heiks were among the potential Board candidates identified by the respective third party search firm. After the Nominating and Corporate Governance Committee’s initial evaluation of each such candidate, and interviews of each candidate by each member of the Board, the Nominating and Corporate Governance Committee submitted Mr. Grooms and Ms. Heiks to the Board for consideration and appointment as a new member of the Board, and the Board approved and effected such appointments.

In all cases, each director elected at the Annual Meeting will serve until his or her respective successor is qualified and elected or until his death, retirement, resignation or removal. Any director elected to fill a vacancy of the Board will be elected to serve until the next annual meeting of shareholders.

The following table sets forth certain information regarding each of the director nominees and the other members of the Board of Directors continuing in office after the Annual Meeting:

Name and Other Information	Age	Class and Year in Which Term Will Expire	Principal Occupation	Served as Director Since

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
Rex S. Jackson(2)(4)(9)(10)	59	N/A	Chief Financial Officer, Chargepoint, Inc.	2015

Jeffrey Rittichier	60	N/A	Chief Executive Officer, EMCORE Corporation	2015

Bruce E. Grooms(7)(8)(10)	61	N/A	Former Vice President of U.S. Business Development Navy and Marine Corps Programs, Raytheon Corporation	2019

Noel Heiks(6)(9)(10)	49	N/A	Former President and Chief Operating Officer, Duos Technologies	2019

DIRECTOR WHOSE TERM CONTINUES

Stephen L. Domenik(1)(3)(5)(6)(8)(10)	68	Class C 2021	General Partner, Sevin Rosen Funds	2013

(1)	Chairman of the Board (effective on the date immediately prior to the Annual Meeting)
(2)	Chairman of Audit Committee
(3)	Chairman of Nominating and Corporate Governance Committee (effective on the date immediately prior to the Annual Meeting)
(4)	Chairman of Compensation Committee
(5)	Chairman of Strategy and Alternatives Committee (effective on the date immediately prior to the Annual Meeting)
(6)	Member of Audit Committee
(7)	Member of Nominating and Corporate Governance Committee
(8)	Member of Compensation Committee
(9)	Member of Strategy and Alternatives Committee
(10)	Determined by the Board of Directors to be an independent director according to the rules of The Nasdaq Stock Market (“Nasdaq”) and the Company’s By-Laws

If any of the nominees shall become unable or unwilling for good cause to serve as director if elected, the proxies will be voted for the election of such other person as the Board of Directors may select to fill the vacancy or for the balance of the nominees, leaving a vacancy. The Board of Directors has no reason to believe that the director nominees for election at the Annual Meeting will be unwilling or unable to serve if elected as a director.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to members of the Company’s Board of Directors, including the nominees for election to the Board at the Annual Meeting, and the other executive officers of the Company. Ages are listed as of the Record Date. There are no family relationships among any of our directors or executive officers.

Directors

STEPHEN L. DOMENIK, 68, has served as a director of the Company since December 2013. Since 1995, he has been a General Partner with Sevin Rosen Funds, a venture capital firm, where he led numerous investments in private companies. Mr. Domenik served as interim Chief Executive Officer of Pixelworks, Inc., a semiconductor company, from February to April 2016 and as a member of its board of directors from August 2010 to November 2016. Mr. Domenik has also served on the board of directors of MoSys, Inc., a publicly-traded IP-rich fabless semiconductor company, from June 2012 until August 2018 and Radisys Corporation, a publicly-traded provider of technology for mobile networks, from February 2018 until December 2018. Mr. Domenik previously served on the Boards of Directors of Meru Networks, Inc., a publicly-traded technology company, from January 2014 until it was acquired by Fortinet, Inc. in July 2015; NetLogic Microsystems, Inc., a publicly-traded fabless semiconductor company, from January 2001 until it was acquired by Broadcom Corporation in February 2012; and PLX Technology, Inc., a publicly-traded semiconductor company, from December 2013 until it was acquired by Avago Technologies in August 2014. He holds a B.S. in Physics and an M.S.E.E. from the University of California at Berkeley. Mr. Domenik’s expertise in corporate investments and strategic planning in the semiconductor industry, together with his experience serving as director of several other public and private companies, were the primary qualifications that the Board considered in concluding that he should serve as a director of our Company.

BRUCE E. GROOMS, 61, has served as a director of the Company since June 2019. Mr. Grooms has extensive senior management and executive experience in both the private sector and the U.S. Navy. From 2015 until June 1, 2019, Mr. Grooms served as Raytheon’s Vice President of U.S. Business Development Navy and Marine Corps Programs, where he was responsible for identifying and pursuing U.S. Navy and Marine Corps business growth opportunities for Raytheon and was one of its primary contacts with Navy customers, pursuing opportunities in the evolving cyber area, undersea growth and next-generation strike weapons. Prior to joining Raytheon, Mr. Grooms served in the U.S. Navy, retiring as a Vice Admiral following a 35-year U.S. Navy career. Mr. Grooms’ U.S. Navy service included the positions of Deputy Chief of Staff for Capability Development at the NATO Allied Command Transformation, Joint Staff Director and Assistant Deputy for Operations, Plans and Strategy for the Chief of Naval Operations’ staff, and Deputy Director and subsequently Director of the Submarine Warfare Division. He also served as Senior Inspector for the Nuclear Propulsion Examining Board, Senior Military Assistant to the Under Secretary of Defense for Policy, and Company Officer and Commandment of Midshipmen at the U.S. Naval Academy. Mr. Grooms holds a B.S. degree in Aerospace Engineering from the U.S. Naval Academy and earned a master’s degree in national security and strategic studies from the Naval War College, graduating with distinction, and later attended Stanford University as a National Security Fellow. Mr. Grooms’ significant leadership experience, extensive knowledge of the defense industry and general business acumen were the primary qualifications that the Board considered in concluding that he should serve as a director of our Company.

NOEL HEIKS, 49, has served as a director since September 2019. Ms. Heiks has extensive executive management and entrepreneurial experience in high tech companies, including defense and optoelectronics companies. From March 2018 to April 2019, Ms. Heiks served as President and Chief Operating Officer of Duos Technologies, a leader in artificial intelligence and machine learning for inspection and security applications. From August 2017 until March 2018, Ms. Heiks served as Interim Chief Executive Officer of MVTRAK, an early stage health monitoring company. In 2008, Ms. Heiks founded Nuvotronics, a manufacturer of radar and wireless systems for defense and telecom organizations, serving as its Chief Executive Officer and then board member until its eventual acquisition by Cubic Corporation in March 2019. In 1996, Ms. Heiks founded Haleos, a manufacturer of microfabricated optoelectronics components, and served as its Vice President until its eventual acquisition by Rohm & Haas in 2002, where she went on to serve as Marketing Director of Rohm and Haas (now Dow Chemical) from 2002 until 2007. Ms. Heiks’ extensive executive management and entrepreneurial experience in high tech companies, including defense and optoelectronics companies, and general business acumen were the primary qualifications that the Board considered in concluding that she should serve as a director of our Company.

REX S. JACKSON, 59, has served as a director of the Company since December 2015. Since May 2018, Mr. Jackson has served as CFO of Chargepoint Inc., a privately-held provider of charging solutions for electric vehicles. Mr. Jackson previously served as CFO of Gigamon Inc., a developer of network and security visibility solutions, from October 2016 until April 2018, as CFO of Rocket Fuel Inc. (Nasdaq: FUEL), an advertising technology company, from March 2016 to October 2016, and on the board of directors of Energous Corporation, a company that develops wireless charging technology, from March 2014 until August 2019. Prior to those roles, Mr. Jackson served as CFO of JDS Uniphase Corporation (Nasdaq: JDSU), a provider of network and service enablement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers, from January 2013 through September 2015, where he drove the separation of JDSU into two independent public companies in August 2015. Mr. Jackson joined JDSU in January 2011 as senior vice president, Business Services, with responsibility for corporate development, legal, corporate marketing and information technology. Prior to JDSU, Mr. Jackson served as CFO of Symyx Technologies (Nasdaq: SMMX) from 2007 to 2010, where he led the company’s acquisition of MDL Information Systems and subsequent merger of equals with another public company. Mr. Jackson also previously served as acting CFO at Synopsys and held executive positions with Avago, AdForce and Read-Rite. Mr. Jackson holds a B.A. degree from Duke University and earned his J.D. from Stanford University Law School. Mr. Jackson’s accounting and financial expertise, general business acumen, extensive knowledge of the fiber optics industry and significant executive leadership experience were the primary qualifications that the Board considered in concluding that he should serve as a director of our Company.

JEFFREY RITTICHIER, 60, joined the Company as its Chief Executive Officer on January 3, 2015 and was appointed to the Board effective January 5, 2015. He has worked in the semiconductor industry for over 20 years, including over ten years in the optical communications industry. Most recently, Mr. Rittichier held the positions of President and Chief Executive Officer at Nanostatics Corporation, a producer of nanofiber technology, from April 2009 to December 2014. Prior to that, from November 2007 to April 2009, he served as President and Chief Operating Officer of the electrical testing company Epik Energy Solutions, L.L.C., a joint venture of Royal Dutch Shell, and of NanoDynamics, Inc., focused on commercializing nanotechnology for the energy and petroleum industries. He has also served as Chief Executive Officer of Xponent Photonics, Inc., a manufacturer of surface-mount photonic components for optical assemblies, from October 2001 to November 2007. From April 1999 to October 2001, Mr. Rittichier was VP and General Manager of Lucent’s Access Business and Vice President of Marketing at Ortel Corporation, a supplier of optoelectronic components in the cable television, satellite communications, wireless, data communications and telecommunications markets. Mr. Rittichier holds a B.S. in Mechanical Engineering from The Ohio State University. He was awarded the title of Distinguished Alumnus by Ohio State University’s College of Engineering in 2011 and has completed the Financial Management Program and Director’s College at Stanford University. Mr. Rittichier’s experience as a 20-year veteran in the semiconductor industry with a demonstrated track record of identifying and realizing optical networking growth opportunities were the primary qualifications that led the Board to conclude that he should serve as a director of our Company.

Non-Continuing Director

GERALD J. FINE, Ph.D. 61, has served as a director of the Company since December 2013. Dr. Fine has served as Professor of the Practice, Executive Director of Innovate at BU and Director at the Engineering Product Innovation Center of Boston University since 2012. From 2008 to 2011, Dr. Fine was President and CEO of Schott North America and led operations of all Schott AG businesses in North America, including solar, pharmaceutical packaging, electronic packaging, and lighting and imaging and advanced materials. Dr. Fine also served as Executive Vice President, Photonic Technologies for Corning Incorporated. He previously served on the Board of Directors of several private companies, including CyOptics, Inc., a semiconductor laser manufacturer for telecom applications, Crystal IS, Inc., a UV LED substrate manufacturer, Kotura, Inc., a provider of silicon components for datacom and telecom, and Pixtronix, Inc., a provider of low-cost displays for portable devices. Dr. Fine holds a B.A. from Amherst College and a Ph.D. from California Institute of Technology. Dr. Fine’s technical expertise in the semiconductor field, combined with his business experience serving as an executive officer and board member of several companies, were the primary qualifications that the Board considered in concluding that he should serve as a director of our Company.

Non-Director Executive Officers

TOM MINICHIELLO, 61, joined the Company as Chief Financial Officer on August 26, 2019. Prior to taking this position, Mr. Minichiello was Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Westell Technologies, a supplier of communication network infrastructure and remote monitoring solutions. Previously, he was at Tellabs, an optical networking equipment provider, where his positions included interim Chief Financial Officer, Vice President of Finance and Chief Accounting Officer, Vice President of Financial Operations, and Vice President of Finance for North America. Prior to Tellabs, Mr. Minichiello served in various leadership roles at Andrew Corporation (now CommScope), Phelps Dodge, Otis Elevator, and United Technologies. He began his career in the finance organization at Sterling Drug. Mr. Minichiello serves as a member of the board of directors for Sports Field Holding, Inc. (SFHI). He holds a Master of Business Administration in Entrepreneurship and Operations Management from DePaul University, a Master of Science in Accounting from the University of Hartford, and a Bachelor of Arts in Economics from Villanova University. Tom is a Certified Public Accountant.

ALBERT LU, 43, was appointed the Company’s Senior Vice President of Engineering in March 2017, where he is focused on revamping EMCORE’s manufacturing systems through use of automation and data analytics. Since 2005, Mr. Lu has defined and implemented EMCORE’s China strategy, building the China organization from its nascent stages as a design center, to its current state as an EMCORE manufacturing center. Mr. Lu was appointed General Manager of EMCORE China in 2011 and served in this capacity until June 2015, when he was appointed as VP, Manufacturing Engineering, for which he served until his appointment as SVP, Engineering in March 2017. From 1999 through 2005, Mr. Lu served as a customer-focused Design Engineer at EMCORE, driving development of a variety of mixed-signal optical communication products. Mr. Lu received both his Bachelor of Science and Master of Science degrees in Electrical Engineering from the Massachusetts Institute of Technology and is an alumnus of the Stanford Executive Program.

IAIN BLACK, 55, was appointed to serve as the Company’s Senior Vice President, Operations, effective April 2, 2018. From May 2017 until April 1, 2018, Mr. Black served as the Company’s Vice President, Wafer Fab Operations. From September 2014 to April 2017, he served as Senior Director of Operations of Lumileds (formerly known as Philips Lumileds Lighting Company LLC), a leading LED manufacturer (“Lumileds”). Prior to assuming this role, he served as General Manager of U.S. Operations and Vice President of Worldwide Manufacturing Engineering of Lumileds from 2010 to September 2014 and Vice President, San Jose Manufacturing of Lumileds from 2008 to 2010. Prior to his service at Lumileds, Mr. Black managed Wafer Fab Engineering and Operations at Anadigics, a worldwide provider of semiconductor solutions to the broadband wireless and wireline communications markets from 2000 to 2008. Mr. Black has a BSc in Electrical & Electronic Engineering from the University of Dundee in Scotland.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL” OF THE DIRECTOR NOMINEES LISTED ABOVE UNDER PROPOSAL I FOR ELECTION TO THE BOARD OF DIRECTORS AT THE ANNUAL MEETING. Unless otherwise instructed, the proxyholders will vote all properly submitted proxies “FOR ALL” of the director nominees listed above under Proposal I.

GOVERNANCE OF THE COMPANY

Board of Directors

The Board of Directors oversees the Company’s business and affairs pursuant to the New Jersey Business Corporation Act and the Company’s Certificate of Incorporation and By-Laws, as amended. The Board of Directors is the ultimate decision-making body of the Company, except on matters reserved for the shareholders.

Board Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and the shareholders at a given point in time. The Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board. Dr. Fine, an independent director, currently serves as Chairman of the Board, and Mr. Domenik, an independent director, has been appointed to serve as Chairman of the Board effective upon Dr. Fine’s retirement from the Board effective immediately prior to the Annual Meeting.

The Board recognizes that the roles of Chief Executive Officer and Chairman of the Board are distinct. While the Chief Executive Officer is responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company, the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors. The Board believes that participation of the Chief Executive Officer as a director, while keeping the roles of Chief Executive Officer and Chairman of the Board distinct, provides the proper balance between independence and management participation at this time. By having a separate Chairman of the Board, the Company maintains an independent perspective on the Company’s business affairs, and at the same time, through the Chief Executive Officer’s participation as a director, the Board receives valuable experience regarding the Company’s business and maintains a strong link between management and the Board, which promotes clear communication, enhances strategic planning, and improves implementation of corporate strategies.

The independent directors who chair the Company’s Audit, Compensation, Nominating and Corporate Governance, and Strategy and Alternatives Committees also provide leadership to the Board in their assigned areas of responsibility. The Board believes that the independent governance of the Board is safeguarded through:

•	the separation of the roles of Chairman of the Board and Chief Executive Officer;

•	the independence of directors constituting a supermajority (83%) of the current members of the Board;

•	the use of a Lead Independent Director when the Chairman of the Board is not an independent director;

•	the independence of the chairs and other Board committee members; and

•	the holding of regular executive sessions of the non-management directors.

The Company will continue to review its Board structure to ensure that it is in the best position to deliver value to its shareholders, key stakeholders and the communities in which the Company operates.

2018 Amendments to Certificate of Incorporation and By-Laws

Following approval by the Company’s shareholders at the Company’s 2018 Annual Meeting of Shareholders, the Company amended its Certificate of Incorporation in March 2018, and made corresponding amendments to its By-Laws, to (i) declassify the Company’s Board of Directors and (ii) eliminate the supermajority voting requirements applicable to certain provisions of the Certificate of Incorporation. As described in Proposal I above, declassification of the Company’s Board of Directors is being phased-in over a three-year period with all directors elected annually beginning with the 2021 annual meeting of shareholders. Each of the amendments are expected to provide increased director accountability and greater shareholder participation in the corporate governance of the Company.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines together with its Certificate of Incorporation, By-Laws, as amended, and the charters of the Board’s committees provide the framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board composition and operations, expectations of directors, succession planning, and communications to the Board. In September 2016, in connection with its annual review of the Company’s Corporate Governance Guidelines, the Board, following the recommendation of the Nominating and Corporate Governance Committee, approved several updates to memorialize its governance policies, including:

•	limiting the number of public company boards on which a director may serve to five;

•	documenting in the Governance Guidelines an existing provision of the By-Laws that limits the number of consecutive years a director may serve on the Board to ten years;

•	charging the Board, through its Compensation Committee, with reviewing the Company’s succession plan for the Chief Executive Officer and general management; and

•	requiring that the Board and each Board committee perform an annual self-evaluation.

The full text of the Corporate Governance Guidelines is available by clicking on the Corporate Governance link included in the Investors tab of the Company’s website (www.emcore.com).

Code of Ethics

The Company has adopted a code of ethics entitled “EMCORE Corporation Code of Business Conduct and Ethics,” which is applicable to all employees, officers, and directors of the Company. In addition, the Company has adopted a Code of Ethics for Financial Professionals, which applies to the Chief Executive Officer, Chief Financial Officer, Vice Presidents of Finance, Controllers and Assistant Controllers of the Company. The full text of both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals is available by clicking on the Corporate Governance link in the Investors tab of the Company’s website (www.emcore.com). The Company intends to disclose any changes in or waivers from either of its codes of ethics for its directors and executive officers, to the extent disclosure is required by the applicable rules of the SEC and Nasdaq, by posting such information on its website at www.emcore.com or by filing a Current Report on Form 8-K.

Related Person Transaction Approval Policy

The Company’s Code of Business Conduct and Ethics sets forth the Company’s written policy for the review and approval of related person transactions. A related person is defined by applicable SEC rules as any executive officer, director or director nominee, any person who is known to be a beneficial owner of more than five percent (5%) of the voting securities of the Company, and any immediate family member of any of the foregoing persons.

A related person transaction is defined under applicable SEC rules as any financial or other transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (or a subsidiary) would be a participant and the amount involved would exceed $120,000, and in which any related person would have a direct or indirect material interest. A related person will not be deemed to have a direct or indirect material interest in a transaction if the interest arises only from the position of the person as a director of another corporation or organization that is a party to the transaction or the direct or indirect ownership by such person and all the related persons, in the aggregate, of less than 10 percent of the equity interest in another person (other than a partnership) which is a party to the transaction. In addition, certain interests and transactions, such as director compensation that has been approved by the Board, transactions where the rates or charges are determined by competitive bid and compensatory arrangements solely related to employment with the Company (or a subsidiary) that have been approved by the Compensation Committee, are not subject to the policy.

The Board of Directors has delegated to the Audit Committee the responsibility for reviewing, approving and, where applicable, ratifying material related person transactions involving the Company’s directors or executive officers or their respective immediate family members or affiliated entities. If a member of the Audit Committee has an interest in a related person transaction, then he or she will not participate in the review process.

In considering the appropriate action to be taken regarding a related person transaction, the Audit Committee or the Board (as the case may be) will consider the best interests of the Company, whether the transaction is fair to the Company and serves a compelling business reason, and any other factors that it deems relevant. As a condition to approving or ratifying any related person transaction, the Audit Committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The Company’s Code of Business Conduct and Ethics also includes the Company’s Conflicts of Interest Policy, among other policies. The Conflicts of Interest Policy provides, among other things, that conflicts of interest exist where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. The Code of Business Conduct and Ethics also provides restrictions on outside directorships, business interests and employment, and receipt of gifts and entertainment and requires that all material violations of the Company’s Code of Business Conduct and Ethics or matters involving financial or legal misconduct be reported to the Company’s Audit Committee on at least a quarterly basis, or more frequently depending upon the level of severity of the violation.

Directors and executive officers are also required to disclose potential and existing related person transactions on a quarterly basis and in Directors and Officers Questionnaires completed annually.

There are no related person transactions or conflicts of interest that have occurred since October 1, 2018.

Director Independence

The Board of Directors reviews the independence, and any possible conflicts of interest, of directors and director nominees at least annually. The Board of Directors has affirmatively determined that Messrs. Domenik, Fine, Grooms and Jackson and Ms. Heiks are independent under the listing standards applicable to the Company pursuant to the Nasdaq rules, comprising a supermajority (83%) of the Board. Mr. Rittichier, as the Company’s Chief Executive Officer, is not independent under the Nasdaq rules.

In addition to the Nasdaq listing standard rules, the Company’s By-Laws require that a majority of the Board be independent pursuant to certain additional criteria that, in many cases, are not included within the requirements of the Nasdaq rules. For example, a director is not considered independent for purposes of the By-Laws if, in the past three years, the director or any of his or her family members: (i) has received any remuneration as an advisor, consultant or legal advisor to the Company or any of its subsidiaries, affiliates, executive officers or to any other director of the Company; (ii) has an agreement with the Company or any of its subsidiaries or affiliates for personal services or has engaged in any transaction or business relationship with the Company or its subsidiaries or affiliates; or (iii) is affiliated with or employed by any present or former auditor for the Company. The Board of Directors has determined that each of Messrs. Domenik, Fine, Grooms and Jackson and Ms. Heiks are also independent directors within the meaning of the Company’s By-Laws. A copy of the Company’s By-Laws is posted in the Corporate Governance section on the Investors tab of the Company’s website (www.emcore.com).

In making its independence determination, the Board considers the responses of each director and executive officer to an annual Directors and Officers Questionnaire, in which each director answers specific questions to facilitate an evaluation of the director’s independence and each director and executive officer discloses, among other things, information about the following: his or her employment or other occupation; service on the boards or committees of other companies (both public and private); service as a director, trustee or executive officer in any charitable organizations; service of a family member as an officer in any company (public or private) or charitable organizations; relationships by blood, marriage or adoption among directors or executive officers of the Company; related person transactions with the Company; legal proceedings involving the Company; indebtedness to the Company; or prior arrangements and understandings with respect to the selection of directors or executive officers of the Company. Following a review of these Questionnaires, the Company did not identify any transactions, relationships or arrangements engaged in by these directors or in which they participated (directly or indirectly) to be considered by the Board of Directors in making its independence determination.

The Board of Directors’ Role in Risk Oversight

Risk is inherent in business. The Board of Directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and its shareholders. While the Chief Executive Officer and other members of our senior leadership team are responsible for the day-to-day management of risk, the Board of Directors takes an active role in risk management and is responsible for (i) overseeing the Company’s aggregate risk profile, and (ii) assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Board believes that its current leadership structure has facilitated its oversight of risk by combining independent leadership, through the separation of the roles of Chief Executive Officer and Chairman of the Board, independent Board committees, and majority independent Board composition. The Chairman of the Board, independent committee chairs and members, and other directors are also experienced professionals or executives who can and do raise issues for Board consideration and review and who are willing to challenge management when necessary. The Board believes there has been a well-functioning and effective balance between the Chairman of the Board, non-management Board members, and the Chief Executive Officer, which enhances risk oversight.

The Board of Directors exercises its oversight responsibility for risk both directly and through its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities, and committee meeting minutes are available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as necessary. On at least an annual basis, the Board reviews our long-term strategic plans. In addition, at least quarterly, or more often as necessary, the Board receives a briefing on material legal and regulatory matters.

The Audit Committee is responsible for reviewing our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, related party transactions, and other potential conflicts of interest. The Audit Committee meets periodically in separate executive session with the Chief Financial Officer and the independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee retirement and benefit plans. In addition, the Compensation Committee is responsible for overseeing risks associated with succession planning for the Board.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, and director independence.

The Strategy and Alternatives Committee oversees risks related to the Company’s strategic opportunities and alternatives which may be relevant to the Company’s business.

In addition to the responsibilities undertaken by the committees discussed above, the Board committees may have oversight of specific risk areas consistent with the committees’ charters and responsibilities.

Board Meetings and Attendance

The Board of Directors held twelve (12) regularly scheduled and special meetings during fiscal 2019. During fiscal 2019, all directors of the Company attended at least seventy-five percent (75%) of the aggregate meetings of the Board and committees on which they served during their tenure on the Board.

Board Committees

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Domenik, Dr. Fine, Ms. Heiks and Mr. Jackson (chairman) currently serve as members of the Audit Committee. Dr. Fine has resigned from the Audit Committee, effective immediately prior to the Annual Meeting. Each member of the Audit Committee is an independent director within the meaning of applicable Nasdaq and SEC rules. The Board of Directors has determined that Mr. Jackson is an audit committee financial expert within the meaning of SEC rules. The Audit Committee is responsible for, among other things: (i) reviewing the financial information that will be provided to the Company’s shareholders and overseeing the accounting and financial reporting processes of the Company performed by management, the audits of the financial statements of the Company and the Company’s systems of internal controls; (ii) the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm, including reviewing its independence, qualifications and performance; (iii) overseeing the internal audit function of the Company; and (iv) reviewing compliance by the Company with legal and regulatory requirements. A copy of the Charter of the Audit Committee is posted in the Corporate Governance section on the Investors tab of the Company’s website (www.emcore.com). The Audit Committee met eight (8) times during fiscal 2019.

Compensation Committee

The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and reviews and approves their compensation. Messrs. Domenik, Grooms and Jackson (chairman) currently serve as members of the Compensation Committee. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, the Compensation Committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers the Company’s incentive compensation plans and is responsible for setting the compensation and benefits for the Company’s executives. Additionally, the Compensation Committee is responsible for executive officer development and retention and corporate succession plans for the Chief Executive Officer. A copy of the Charter of the Compensation Committee is posted in the Corporate Governance section on the Investors tab of the Company’s website (www.emcore.com). The Compensation Committee met four (4) times during fiscal 2019.

To the extent consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the Compensation Committee and delegate its authority to the subcommittees as it deems appropriate. The Compensation Committee has the authority to retain and terminate external advisors in connection with the discharge of its duties.

During fiscal 2019, the Compensation Committee engaged Compensia, Inc. (“Compensia”), an independent compensation consultant, to conduct a review of the Company’s peer group of companies (the “Peer Group”) and conduct a compensation survey of executive compensation utilizing the Peer Group. For more information regarding the services provided by Compensia, see the “Compensation Discussion and Analysis — Role of Compensation Consultant” section of this Proxy Statement. The Compensation Committee has assessed the independence of Compensia and concluded that its engagement of Compensia does not raise any conflict of interest with the Company or any of its directors or executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends new members to the Company’s Board of Directors and has responsibility for certain corporate governance matters. Dr. Fine (chairman), Mr. Grooms and Mr. Domenik currently serve as members of the Nominating and Corporate Governance Committee. Dr. Fine has resigned from the Nominating and Corporate Governance Committee effective immediately prior to the Annual Meeting, and Mr. Domenik has been appointed Chairman of the Nominating and Corporate Governance Committee effective upon Dr. Fine’s resignation. A copy of the Charter of the Nominating and Corporate Governance Committee is posted in the Corporate Governance section on the Investors tab of the Company’s website (www.emcore.com). The Nominating and Corporate Governance Committee met six (6) times during fiscal 2019.

In performing its responsibilities relating to the identification and recommendation of new directors, the Nominating and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential director nominees. When considering a potential director candidate, the Nominating and Corporate Governance Committee considers the candidate’s individual skills and knowledge, including experience in business, finance, or administration, familiarity with national and international business matters, and appreciation of the relationship of the Company’s business to changing needs in our society. The Nominating and Corporate Governance Committee also carefully considers any potential conflicts of interest. All nominees must possess demonstrated character, good judgment, integrity, relevant business, functional and industry experience, and a high degree of acumen. Although the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity in identifying nominees for director, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and considers diversity as a factor when identifying and evaluating candidates for membership on our Board, including in connection with its efforts to seek additional female candidates that it believes have the requisite qualifications and experience to join the Board. The Nominating and Corporate Governance Committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives as well as race, gender and national origin. Utilizing these factors, and the factors described above, the Nominating and Corporate Governance Committee makes recommendations, as it deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

The Nominating and Corporate Governance Committee identifies potential candidates from a number of sources, including current members of the Board and, if the Nominating and Corporate Governance Committee so chooses, third party search firms. With respect to each of Mr. Grooms and Ms. Heiks, the Nominating and Corporate Governance Committee engaged third party search firms to assist in identifying and evaluating potential Board candidates, and in each case Mr. Grooms and Ms. Heiks were among the potential Board candidates identified by the respective third party search firm prior to the Nominating and Corporate Governance Committee proceeding with its further evaluation activities described below. The Nominating and Corporate Governance Committee may also consider candidates proposed by management or by shareholders. After the Nominating and Corporate Governance Committee’s initial evaluation of a candidate, if that candidate is still of interest to the Nominating and Corporate Governance Committee, one or more designated members of the Board will interview the candidate. Additional interviews by other Board members and/or senior management may take place and other screening processes may be undertaken. The Nominating and Corporate Governance Committee will meet to finalize its recommended candidates, which will be submitted to the entire Board for consideration. All candidates who are recommended by the Nominating and Corporate Governance Committee and approved by the Board are then included as nominees in the first proxy statement following their appointment or nomination and each year thereafter.

The Nominating and Corporate Governance Committee will consider suggestions from shareholders regarding possible director candidates for election at future annual meetings of shareholders or in the event of a vacancy on the Board of Directors. The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by other sources as described above. Such suggestions must contain (1) all information for each nominee required to be disclosed in a proxy statement for the election of directors pursuant to applicable rules of the SEC, (2) the name and address of the shareholder making the recommendation, the number of shares of Common Stock beneficially owned by the shareholder as of the date the shareholder gives notice and the length of ownership, (3) the name, age and address of the director candidate and a description of the director candidate’s business experience for at least the previous five years, (4) the number of shares of Common Stock beneficially owned by the director candidate, and (5) the written consent of the director candidate to serve as a director if elected. The Nominating and Corporate Governance Committee may require additional information as it deems reasonably necessary to determine the eligibility of the director candidate to serve as a member of our Board of Directors. To be considered for possible nomination by the Board at the next annual meeting of shareholders, such suggestions must be submitted to the Company’s Secretary no later than September 30 prior to the next annual meeting of shareholders (i.e., September 30, 2020 for the Company’s 2021 annual meeting of shareholders). Shareholders who wish to nominate a person for election as a director at a meeting of shareholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to the Company’s Secretary in accordance with the procedures and timing set forth in the Company’s By-Laws, as discussed in the section of this Proxy Statement entitled “General Matters — Shareholder Proposals” below.

The Nominating and Corporate Governance Committee is also responsible for certain corporate governance matters, including:

•	making recommendations to the Board regarding the membership and chairpersons of each Board committee;

•	ensuring that the requisite number of directors meet the applicable independence requirements contained in the Nasdaq listing standards, SEC rules and the Company’s By-Laws;

•	developing and overseeing the process for completing annual Board and Board committee evaluations; and

•	periodically reviewing and recommending updates to the Corporate Governance Guidelines and addressing any other corporate governance issues that may arise from time to time.

When appropriate, the Nominating and Corporate Governance Committee may form subcommittees of one or more of its members and delegate its authority to these subcommittees as it deems appropriate.

Strategy and Alternatives Committee

The purpose of the Strategy and Alternatives Committee is to oversee the Company’s strategic plan, working with management to define and set strategic goals and expectations for the Company, to evaluate strategic opportunities and alternatives available to the Company, including potential mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of the Company’s business, and to perform any other activities or responsibilities as may be delegated to the Committee from time to time by the Board.

Mr. Domenik, Dr. Fine (chairman), Ms. Heiks and Mr. Jackson currently serve as members of the Strategy and Alternatives Committee. Dr. Fine has resigned from the Strategy and Alternatives Committee effective immediately prior to the Annual Meeting, and Mr. Domenik has been appointed Chairman of the Strategy and Alternatives Committee effective upon Dr. Fine’s resignation. A copy of the Charter of the Strategy and Alternatives Committee is posted in the Corporate Governance section of the Investors tab of the Company’s website (www.emcore.com). The Strategy and Alternatives Committee met five (5) times during fiscal 2019.

Board Attendance at Annual Meetings

The Company requires members of the Board of Directors to attend the Company’s Annual Meetings of Shareholders, absent extraordinary circumstances. All of the then-current members of the Board of Directors attended the 2019 Annual Meeting of Shareholders.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board and each committee of the Board. The evaluation process is facilitated by outside legal counsel and is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The annual evaluations are generally conducted in the first quarter of each calendar year and the results of the annual evaluation are reviewed and discussed by the Board.

Management Succession Planning

The Compensation Committee is responsible for reviewing the Company’s succession plan for the Chief Executive Officer and general management. In performing these functions, the Compensation Committee, with the assistance of the Chief Executive Officer, periodically assesses senior managers and their succession potential.

Shareholder Communications with the Board

Shareholders may communicate with the Company’s Board of Directors through its Secretary by writing to the following address: Board of Directors, c/o The Secretary, EMCORE Corporation, 2015 W. Chestnut Street, Alhambra, CA, 91803. The Company’s Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate or redundant material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response. A Board member may request to see all shareholder communications at any time.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2019

The Company compensates each non-employee director for service on the Board of Directors. The following table presents director compensation information for fiscal 2019 for the Company’s non-employee directors who served during any part of fiscal 2019.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		Total ($)
Stephen L. Domenik	57,984	54,000	(4)	111,984
Gerald J. Fine, Ph.D.	63,006	96,500	(5)	159,506
Bruce Grooms	12,980	45,000	(6)	57,980
Noel Heiks	2,581	31,500	(7)	34,081
Rex S. Jackson	69,484	54,000	(4)	123,484

(1)

The compensation paid to Jeffrey Rittichier, the Company’s Chief Executive Officer, is not included in this table because he was an employee of the Company during his service as director and received no compensation for his service as director. Mr. Rittichier’s compensation is disclosed in the Summary Compensation Table below.

(2)	The amounts in this column reflect the dollar amounts earned or paid in cash for services rendered in fiscal 2019.
(3)

The amounts in this column reflect the grant date fair value of the stock awards granted during fiscal 2019 for services rendered or to be rendered for the period of March 22, 2019 through March 19, 2020, payment of which was made in restricted stock units granted on March 22, 2019 that vest in full on March 19, 2020, subject to the director’s continued service on the Board through such date. The grant date fair value of the stock awards was determined in accordance with FASB Accounting Standards Codification No. 718—“Compensation — Stock Compensation” (without regard to estimated forfeitures related to a service based condition) (“ASC 718”). As of September 30, 2019, each non-employee director held the following number of unvested restricted stock units: Mr. Domenik (14,062); Dr. Fine (25,130); Mr. Grooms (12,968); Ms. Heiks (10,194) and Mr. Jackson (14,062).

(4)	Represents $54,000 worth of Common Stock received as the Annual Equity Award for service as a director for the period of March 22, 2019 through March 19, 2020.
(5)

Includes: (i) $54,000 worth of Common Stock received as the Annual Equity Award for service as a director for the period of March 22, 2019 through March 19, 2020; and (ii) $42,500 worth of Common Stock received as the Annual Chairperson Equity Award for the director’s service as Chairman of the Board for the period of March 22, 2019 through March 19, 2020.

(6)	Represents $45,000 worth of Common Stock received as the Annual Equity Award for service as a director for the period of June 17, 2019 through March 19, 2020.
(7)	Represents $31,500 worth of Common Stock received as the Annual Equity Award for service as a director for the period of September 12, 2019 through March 19, 2020.

With respect to the fees earned or paid in cash as reflected in the table above, fees were earned and paid on the following basis:

Name	Retainer ($)	Audit Committee ($)	Compensation Committee ($)	NCG Committee ($)	Strategy Committee ($)	Total ($)
Stephen L. Domenik	37,000	10,000	5,000	2,984	3,000	57,984
Gerald J. Fine, Ph.D.	37,000	10,000	—	8,006	8,000	63,006
Bruce Grooms(1)	10,673	—	1,442	865	—	12,980
Noel Heiks(2)	1,910	516	—	—	155	2,581
Rex S. Jackson	37,000	20,000	9,500	—	2,984	69,484

(1)	Mr. Grooms’ annual retainer and committee fees were pro-rated as Mr. Grooms was appointed to the Board effective June 17, 2019.
(2)	Ms. Heiks’ annual retainer and committee fees were pro-rated as Ms. Heiks was appointed to the Board effective September 12, 2019.

Director Compensation Policy

Since its adoption in March 2017, the Company’s Director Compensation Policy (the “Director Compensation Policy”) entitles each director to the following compensation for their service as a member of the Board:

Cash Compensation
All Board Members
Annual Cash Retainer	$37,000
Board Committee Chairpersons
Annual Audit Committee Chairperson Retainer	$20,000
Annual Compensation Committee Chairperson Retainer	$9,500
Annual Nominating and Corporate Governance Committee Chairperson Retainer	$8,000
Annual Strategy and Alternatives Committee Chairperson Retainer	$8,000
Other Board Committee Members
Annual Audit Committee Member Retainer	$10,000
Annual Compensation Committee Member Retainer	$5,000
Annual Nominating and Corporate Governance Committee Member Retainer	$3,000
Annual Strategy and Alternatives Committee Member Retainer	$3,000

Equity Compensation
Annual Equity Award	$54,000
Annual Chairperson Equity Award	$42,500

Under the Director Compensation Policy, the equity awards referenced above are granted in the form of restricted stock units immediately following the Company’s annual meeting of shareholders to each director then in office, in a number of restricted stock units equal to the Annual Equity Award or Annual Chairperson Equity Award value set forth above, as applicable, divided by the per-share closing price of the Company’s Common Stock on the date of such annual meeting. The restricted stock units will vest on the first anniversary of the grant date (or, if the Company’s next annual meeting of shareholders occurs prior to such vesting date, on the day prior to that annual meeting), subject to the non-employee director’s continued service on the Board through such vesting date. Unvested restricted stock units will also vest upon a director’s earlier termination of employment due to death or disability.

Cash retainers are paid quarterly in arrears. If a non-employee director serves in the corresponding position for only a portion of the year, the cash retainers will be pro-rated (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be). Similarly, in the event a person joins the Board and serves as a non-employee director or Chairman for less than a full plan year, the equity compensation is prorated based on the number of calendar months the director served as a non-employee director or Chairperson during the plan year.

In accordance with the Director Compensation Policy, on March 22, 2019, each non-employee director (other than Dr. Fine) serving on the Board as of such date was granted 14,062 restricted stock units (calculated by dividing (a) the $54,000 equity award to which each director is entitled under the Director Compensation Policy by (b) $3.84, which was the closing share price of the Company’s Common Stock on March 22, 2019, rounded down to the nearest whole share) for services rendered from the period of March 22, 2019 through March 19, 2020. Pursuant to the Director Compensation Policy, Dr. Fine received 25,130 restricted stock units for his service as Chairman of the Board (calculated by (A) adding the $54,000 equity award to which each director is entitled under the Director Compensation Policy plus the $42,500 equity award to which the Chairman is entitled under the Director Compensation Policy, then (B) dividing by the $3.84 closing share price of the Company’s Common Stock on March 22, 2019). In accordance with the Director Compensation Policy, on June 17, 2019, Mr. Grooms was granted 12,968 restricted stock units (calculated by dividing (a) the $54,000 equity award to which each director is entitled under the Director Compensation Policy by (b) $3.47, which was the closing share price of the Company’s Common Stock on June 17, 2019, and then multiplying such amount by a fraction equal to 10 months (12 minus the number of whole months that had elapsed as of the grant date since the Company’s last annual meeting of shareholders) divided by 12 months, rounded down to the nearest whole share) for services rendered from the period of June 17, 2019 through March 19, 2020. Ms. Heiks was granted 10,194 restricted stock units (calculated by dividing (a) the $54,000 equity award to which each director is entitled under the Director Compensation Policy by (b) $3.09, which was the closing share price of the Company’s Common Stock on September 12, 2019, and then multiplying such amount by a fraction equal to 7 months (12 minus the number of whole months that had elapsed as of the grant date since the Company’s last annual meeting of shareholders) divided by 12 months, rounded down to the nearest whole share) for services rendered from the period of September 12, 2019 through March 19, 2020. In all cases, these shares were all granted under the Company’s 2019 Equity Incentive Plan. Pursuant to the Director Compensation Policy, all future director equity awards will be made under the Company’s 2019 Equity Incentive Plan or any other equity compensation plan approved by the Company’s shareholders and in effect at the time of grant.

No director who is also an employee of the Company receives compensation for services rendered as a director.

Director Stock Ownership and Holding Requirements.

Our Board of Directors has adopted a stock ownership policy for directors and executive officers. We believe that this policy aligns the interests of our directors with those of our shareholders by requiring directors to have direct ownership in shares of our Common Stock. The policy requires each of our non-employee directors to own shares of our Common Stock having a value equal to at least three times the annual cash retainer they receive (excluding retainers for committee members and chairpersons). Each director is required to be in compliance with the required minimum ownership levels within the later of (i) five years after adoption of the policy, which occurred in fiscal 2016, or (ii) five years from the date such person is appointed as a director, and is required to retain at least 50% of the net after-tax shares received in respect of equity awards until he or she is in compliance.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation program and analyzes the compensation decisions made for the executive officers included in the Summary Compensation Table (the “Named Executive Officers”) for the fiscal year ended September 30, 2019 (“fiscal 2019”).

2019 Named Executive Officers

Our Named Executive Officers for fiscal 2019 were:

Jeffrey Rittichier — Chief Executive Officer (our “CEO”)

Albert Lu — SVP, Engineering

Iain Black — SVP, Operations

Because we qualify as a “smaller reporting company”, we have only three Named Executive Officers for fiscal 2019.

Overview

Fiscal 2019 represented a significant year of transformation for the Company. Less than five years ago, the Company’s Broadband product line represented over 90% of the Company’s total revenue and carried 90% of the Company’s assets and costs. Due to risks related to this revenue concentration, including uncertainties concerning changing technology adoption in the Cable TV (“CATV”) market, we initiated efforts to diversify the Company’s revenue stream. These efforts accelerated during fiscal 2018 and 2019. As a result of these efforts, the contribution of the Company’s CATV transmitters and components product lines to the Company’s total revenue declined to less than 48% during the year ended September 30, 2019 and to approximately 35% during the Company’s quarter ended September 30, 2019, while at the same time the contribution of the Company’s Aerospace and Defense business to the Company’s total revenue increased to 37.9% during the fiscal year ended September 30, 2019 and, for the first time, represented the majority of the Company’s quarterly revenue during the Company’s quarter ended September 30, 2019. To more appropriately align the Company’s cost structure, the Company initiated deep structural changes during fiscal 2019 to seek to eliminate approximately one-third of costs from the business while at the same time making capital, R&D and other investments in the Company’s Aerospace and Defense business to accelerate the growth of that product line. Several key actions that accelerated this transformation were the subject of significant activity throughout Fiscal 2019 and these actions were ultimately consummated in Fiscal 2019 or shortly thereafter, including (a) our acquisition in June 2019 of Systron Donner Inertial, Inc., a navigation systems provider with a scalable, chip-based platform for higher volume gyro applications utilizing Quartz MEMS technology and (b) the execution in October 2019 of (i) an Asset Purchase Agreement (the “Purchase Agreement”) with Hytera Communications (Hong Kong) Company Limited, a limited liability company incorporated in Hong Kong (“Hytera HK”), and Shenzhen Hytera Communications Co., Ltd., a corporation formed under the laws of the P.R.C. (“Shenzhen Hytera”, and together with Hytera HK, the “Buyers”), pursuant to which the Buyers agreed to purchase certain of our CATV module and transmitter manufacturing equipment (the “Equipment”) located at the manufacturing facility of our wholly-owned subsidiary in China for an aggregate purchase price of approximately $5.54 million and (ii) a Manufacturing Agreement with the Buyers pursuant to which the Buyers agreed to manufacture certain CATV module and transmitter products for us from a manufacturing facility located in Thailand, which agreements collectively enable us to streamline operations and move to a variable cost model in our CATV product line.

We believe the actions taken by the Company in fiscal 2019 to transform our business will position the Company for long-term growth. In light of these actions and the challenges we faced due to uncertainties related to efforts to diversify the revenue concentration from the Company’s CATV business, our CEO did not earn any incentive bonus in fiscal 2019 and forfeited 100% of his performance-based restricted stock units that were eligible to vest shortly after the end of our 2019 fiscal year.

Executive Compensation Program Highlights

Highlights of our executive compensation program include:

•	Performance-Based Incentive Plans:

•

During fiscal 2019, we continued to utilize our performance-based long-term equity award program that our Compensation Committee began developing in the fiscal year ended September 30, 2016 (“fiscal 2016”) with Compensia, its independent compensation consultant. Under our program design, at least 50% of the target number of shares subject to equity awards granted to our Named Executive Officers consisted of performance-based restricted stock units that will vest based on a combination of our relative total shareholder return over a three-year performance period and the executive’s continued employment.

•

During fiscal 2019, we continued with our performance-based annual incentive program design. With respect to our CEO, 80% of his target bonus opportunity was tied to the Company’s non-GAAP net income performance for fiscal 2019 while the remaining 20% of his target bonus opportunity was tied to identifiable individual performance objectives. With respect to our other Named Executive Officers, 60% of the executive’s target bonus opportunity was tied to the Company’s non-GAAP net income performance for fiscal 2019 while the remaining 40% of the executive’s target bonus opportunity was tied to identifiable individual performance objectives. Under our annual incentive program, bonus payouts for outperformance are capped at 120% of the target bonus amount to limit our executives’ maximum bonus potential.

•

We do not have any employment or severance agreements with our Named Executive Officers that provide for “single trigger” cash severance benefits. Our employment agreement with our CEO limits cash severance benefits for a qualifying termination of employment to a “1x” multiple, whether or not the qualifying termination of employment is in connection with a change in control. Our other Named Executive Officers are not subject to employment or severance agreements with the Company contractually entitling them to receive any severance benefits in connection with a termination of employment.

•	None of our Named Executive Officers is entitled to a “gross up” of any income or excise taxes.

•	We maintain a clawback policy with respect to incentive compensation as described in more detail below.

•	We maintain a stock ownership policy that subjects our Named Executive Officers and members of our Board of Directors to specified holding requirements.

•	Our Named Executive Officers and members of our Board of Directors are prohibited from engaging in hedging transactions and pledging transactions with respect to Company securities.

Objectives of the Company’s Executive Compensation Program

The Company’s executive compensation program is designed to:

•	attract, motivate, reward and retain highly qualified and talented individuals,

•	motivate executives to improve the overall performance and profitability of the Company and reward them when specific measurable results have been achieved,

•	encourage accountability by determining salaries and a portion of incentive awards based on each executive’s individual performance and contribution,

•

tie incentive awards to performance metrics that we believe drive the performance of the Company’s Common Stock over the long term to further reinforce the linkage between the interests of the Company’s shareholders and employees,

•	link executives’ interests with shareholders’ interests by generally providing a significant portion of targeted total direct compensation in the form of stock-based incentives, and

•	ensure compensation levels are both externally competitive and internally equitable.

Role of Shareholder Say-on-Pay Votes

Each year, we provide our shareholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At the Company’s 2017 Annual Meeting of Shareholders held on March 17, 2017, approximately 96.1% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal, at the Company’s 2018 Annual Meeting of Shareholders held on March 16, 2018, approximately 97.2% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal, and at the Company’s 2019 Annual Meeting of Shareholders held on March 22, 2019, approximately 92.1% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this high degree of support for our say-on-pay proposals in 2017, 2018 and 2019 reflects shareholders’ approval of the significant changes we made to our executive compensation program during fiscal 2016 and that have been maintained through fiscal 2019.

Following the strong say-on-pay results at the 2017 Annual Meeting of Shareholders, 2018 Annual Meeting of Shareholders and 2019 Annual Meeting of Shareholders, we have continued to meet with a significant portion of our institutional shareholders who each individually hold more than 0.5% of our outstanding shares. In general, our shareholders have continued to react positively to our revamped executive compensation and corporate governance practices. The feedback from our shareholders continues to focus on the following design features of our executive compensation program and our compensation-related corporate governance practices.

Investor Feedback and Responsive Actions
	What We Heard	Action Taken
✓	Compensation for our executive officers should be heavily weighted towards performance, and 100% of long term-equity awards should not vest solely based on continued employment

In fiscal 2019, at least 50% of the target number of shares subject to equity awards granted to our Named Executive Officers have consisted of performance-based restricted stock units that will vest based on our relative total shareholder return over a three-year performance period.

Continued with our performance-based annual incentive program design. All of the Named Executive Officers received no cash bonus payments for fiscal 2019, and our CEO received no cash or equity bonus for fiscal 2019.

✓	No long-term equity award installments should be fully vested on the grant date

At the 2019 Annual Meeting of Shareholders, the Company’s shareholders, upon the recommendation of the Board, approved the Company’s 2019 Equity Incentive Plan, which requires substantially all awards granted under the 2019 Equity Incentive Plan to have a minimum vesting period of one year and, subject to the Compensation Committee’s discretion to accelerate awards, prohibits any portion of an award to vest earlier than the first anniversary of the grant date of the award.

All performance-based restricted stock units granted in fiscal 2019 will vest based on our relative total shareholder return over a three-year performance period. All time-based restricted stock units granted in 2019 will vest in equal annual installments on the first four anniversaries of the grant date. No restricted stock units granted to the Named Executive Officers in fiscal 2019 were fully vested on the grant date.

✓	Our compensation-related corporate governance practices should include a clawback policy, stock ownership guidelines and a restriction on hedging and pledging transactions	Maintained a clawback policy that applies to all of the Named Executive Officers.

Maintained a stock ownership policy with a 3x salary ownership requirement for our Chief Executive Officer and a 1x salary ownership requirement for other Named Executive Officers. Executive officers are required to retain at least 50% of the net after-tax shares received in respect of equity awards until they are in compliance.

Maintained our policy prohibiting pledging or hedging of the Company’s securities or engaging in derivative transactions related to the Company’s common stock.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee approves the structure of our executive compensation program, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other Named Executive Officers.

The elements of our executive compensation program and the compensation amounts payable thereunder to each Named Executive Officer were approved by the Compensation Committee. All Compensation Committee members are independent under applicable Nasdaq rules, and, except for recommendations made by Mr. Rittichier with respect to the compensation of the other Named Executive Officers (other than himself), no Named Executive Officers had any role in determining the compensation of the Named Executive Officers.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since fiscal 2016, the Compensation Committee has retained Compensia, a national compensation consulting firm, to advise it regarding the amount and types of compensation that we provide to our Named Executive Officers and how our compensation practices compared to the compensation practices of other companies. In particular, Compensia provided advice to the Compensation Committee and helped it develop the structure of our performance-based long-term equity award program that we implemented in the fiscal year ended September 30, 2017 and maintained through fiscal 2019, helped us develop an updated peer group of companies for fiscal 2019 compensation decisions, and performed a compensation survey utilizing the new peer group. In October 2019, the Compensation Committee engaged Compensia to perform a new compensation survey utilizing an updated peer group and provided recommendations to the Compensation Committee regarding compensation for each of our Named Executive Officers for the fiscal year ending September 30, 2020 (“fiscal 2020”) as further described below. The members of the Compensation Committee considered input from Compensia as one factor in making decisions with respect to executive compensation matters, along with information and analysis they received from management and their own judgment and experience.

The Compensation Committee regularly reviews the services provided by Compensia and performs an assessment at least annually on the independence of Compensia to determine whether the compensation consultant is independent. The Compensation Committee determined that Compensia is independent in providing the Compensation Committee with executive compensation consulting services and that Compensia’s work for the Committee did not raise any conflicts of interest, consistent with SEC rules and Nasdaq listing standards. In making this determination, the Compensation Committee reviewed information provided by Compensia on the following factors:

•	Any other services provided to the Company by Compensia;

•	Fees received by Compensia from the Company as a percentage of Compensia’s total revenue;

•	Policies or procedures maintained by Compensia to prevent a conflict of interest;

•	Any business or personal relationship between the individual Compensia consultants assigned to the Company relationship and any Compensation Committee member;

•	Any business or personal relationship between the individual Compensia consultants assigned to the Company relationship, or Compensia itself, and the Company’s executive officers; and

•	Any Company stock owned by Compensia or the individual consultants assigned to the Company relationship.

Having reviewed such factors, the Compensation Committee determined that it would be in the best interests of the Compensation Committee and of the Company to ratify and approve the engagement of Compensia as its independent compensation consultant. Compensia did not perform any services for the Company during fiscal 2019 other than providing advice with respect to executive and director compensation.

Peer Companies

In September 2017, the Compensation Committee engaged Compensia to conduct a comprehensive review of the Company’s peer group of companies. Our methodology for selecting our 2017 peer group of companies was to (1) start with our existing peer group, (2) screen out any companies that had been acquired, (3) perform a revenue screen of the existing peer group and other publicly traded communications equipment and semiconductor companies with revenues over the last four quarters that were approximately 0.5x to 2.5x the Company’s revenues over the same four quarters, (4) perform a market capitalization screen of the existing peer group and other publicly traded communications equipment and semiconductor companies with 30-day average market capitalizations as of the beginning of September 2017 that were approximately 0.25x to 4x the Company’s 30-day average market capitalization over the same period, and (5) review the peer group of companies used in the prior year by certain proxy advisory firms for potential inclusion as peer group companies if they satisfied the revenue and market capitalization screens described above.

Our objective in selecting the September 2017 peer group of companies was to select a peer group where the Company’s revenue and market capitalization would approximate the 40th to 50th percentile of the peer group of companies. We also attempted to select peer companies that fit within the parameters of our revenue and market capitalization screen criteria described above, while still retaining the discretion to continue to include certain of the existing peer group companies falling outside of these parameters that we believed at that time had strong business similarities and against whom we were competing for talent. Based on this methodology, our 2017 peer group consisted of the following companies:

September 2017 Peer Group:

•  Aerohive Networks, Inc.

•  Applied Optoelectronics, Inc.

•  AXT, Inc.

•  CEVA, Inc.

•  Clearfield, Inc.

•  Digi International Inc.

•  DSP Group, Inc.

•  GSI Technology, Inc.

•  KVH Industries, Inc.

•  MRV Communications, Inc.

•  NeoPhotonics Corporation

•  Oclaro, Inc.

•  PCTEL, Inc.

•  Pixelworks, Inc.

•  Quantenna Communications, Inc.

•  Sonus Networks, Inc.

•  Zhone Technologies, Inc.

In October 2018, the Compensation Committee again engaged Compensia to conduct a review of the Company’s peer group of companies, as well as a comprehensive compensation survey utilizing the new peer group for each of our Named Executive Officers. Our methodology for selecting our new 2018 peer group of companies, based on the recommendation of Compensia, was to update the 2017 peer group by removing any companies that had been acquired since September 2017.

Based on this methodology, we implemented the following changes to our peer group:

Removals:	Additions:	New October 2018 Peer Group:
• MRV Communications, Inc. • Sonus Networks, Inc.	• None	• Aerohive Networks, Inc. • Applied Optoelectronics, Inc. • AXT, Inc. • CEVA, Inc. • Clearfield, Inc. • Digi International Inc. • DSP Group, Inc. • GSI Technology, Inc. • KVH Industries, Inc.

Removals:	Additions:	New October 2018 Peer Group:
• NeoPhotonics Corporation • Oclaro, Inc. • PCTEL, Inc. • Pixelworks, Inc. • Quantenna Communications, Inc. • Zhone Technologies, Inc.

In October 2018, in connection with compensation decisions related to fiscal 2019, Compensia reviewed the compensation levels for each of the Named Executive Officers, utilizing the Company’s new October 2018 peer group. The analysis covered base salary, target bonus as a percent of salary, target total cash compensation, total long-term incentive compensation value and target total direct compensation relative to each company in the October 2018 peer group.

In October 2019, the Compensation Committee again engaged Compensia to conduct a review of the Company’s peer group of companies, as well as a comprehensive compensation survey utilizing the new peer group for each of our Named Executive Officers. In light of the significant changes to our business since the October 2018 peer group was determined, our methodology for selecting our new peer group of companies, based on the recommendation of Compensia, was to (1) start with our existing peer group, (2) screen out any companies that had been acquired, (3) perform a revenue screen of the existing peer group and other publicly traded Electronic Component and Aerospace & Defense companies, as these industries better reflect EMCORE’s anticipated future revenue streams based on the significant changes to our business since the October 2018 peer group was determined, with revenues over the last four quarters that were approximately 0.5x to 3.0x the Company’s revenues over the same four quarters, (4) perform a market capitalization screen of the existing peer group and other publicly traded Electronic Component and Aerospace & Defense companies with 30-day average market capitalizations as of the beginning of September 2019 that were approximately 0.25x to 4x the Company’s 30-day average market capitalization over the same period, and (5) review the peer group of companies used in the prior year by certain proxy advisory firms for potential inclusion as peer group companies if they satisfied the revenue and market capitalization screens described above.

Based on this methodology, we implemented the following changes to our peer group:

Removals:	Additions:	New October 2019 Peer Group:
• Aerohive Networks, Inc. • AXT, Inc. • CEVA, Inc. • Digi International Inc. • DSP Group, Inc. • Oclaro, Inc. • Quantenna Communications, Inc.

•  Aerovironment, Inc.

•  Airgain, Inc.

•  Arotech Corporation

•  Aviat Networks, Inc.

•  CSP Inc.

•  Espey Manufacturing and Electronics Corp.

•  Intevac, Inc.

•  Luna Innovations Incorporated

•  nLIGHT, Inc.

•  Ultralife Corporation

•  Aerovironment, Inc.

•  Airgain, Inc.

•  Applied Optoelectronics, Inc.

•  Arotech Corporation

•  Aviat Networks, Inc.

•  Clearfield, Inc.

•  CSP Inc.

•  Espey Manufacturing and Electronics Corp.

•  GSI Technology, Inc.

•  Intevac, Inc.

•  KVH Industries, Inc.

Removals:	Additions:	New October 2019 Peer Group:
• Luna Innovations Incorporated • NeoPhotonics Corporation • nLIGHT, Inc. • PCTEL, Inc. • Pixelworks, Inc. • Ultralife Corporation • Zhone Technologies, Inc.

In October 2019, in connection with compensation decisions related to fiscal 2020, Compensia reviewed the compensation levels for each of the Named Executive Officers, utilizing the Company’s new October 2019 peer group with respect to Mr. Rittichier, and a broad group of technology companies from Compensia’s database with respect to Mr. Lu and Mr. Black. The analysis covered base salary, target bonus as a percent of salary, target total cash compensation, total long-term incentive compensation value and target total direct compensation relative to each company in the October 2019 peer group (or the broad group of companies with respect to Mr. Lu and Mr. Black).

The purpose of the October 2018 and October 2019 compensation reviews was to provide the Compensation Committee with information on the compensation practices and program designs at peer companies. This information is used by the Compensation Committee to inform its decision making process with respect to the compensation amounts for the Named Executive Officers. However, the Compensation Committee does not rigidly adhere to a benchmarking strategy in setting compensation amounts for the Named Executive Officers. Instead, the peer group compensation information is used as one of the data points for the Compensation Committee to make subjective compensation decisions using its business judgment after considering a number of factors, including our objectives of attracting and motivating highly qualified executives, holding executives accountable and rewarding them for individual performance, and ensuring that compensation levels are externally competitive and internally equitable.

Based on the October 2019 compensation review, the Compensation Committee believes that Mr. Rittichier’s, Mr. Lu’s and Mr. Black’s base salary amounts were at approximately the 55th, 30th and 45th percentile levels, respectively, of the base salary amount paid by the members of our October 2019 peer group (or, with respect to each of Mr. Lu and Mr. Black, the broad group of companies used by Compensia). Based on the October 2019 compensation review, the Compensation Committee believes that Mr. Rittichier’s, Mr. Lu’s and Mr. Black’s target total annual cash compensation opportunities were at approximately the 50th, 30th and 40th percentile levels, respectively, of the target total annual cash compensation opportunities paid by the members of our October 2019 peer group to similarly situated executives (or, with respect to each of Mr. Lu and Mr. Black, the broad group of companies used by Compensia). As a result of these and other factors, the Compensation Committee made a determination in December 2019 to maintain Mr. Rittichier’s, Mr. Lu’s and Mr. Black’s current base salary and target bonus opportunity at each of their current levels for our 2020 fiscal year.

Employment Agreement with Mr. Rittichier

The Compensation Committee previously approved an executive employment agreement with Mr. Rittichier in connection with his appointment as our Chief Executive Officer effective January 3, 2015. The employment agreement provides that Mr. Rittichier’s employment is “at-will” and may be terminated by Mr. Rittichier or by the Company at any time with or without cause, subject only to the severance obligations that are discussed in greater detail under the “Executive Compensation—Potential Payments upon Termination or Change-in-Control” section of this Proxy Statement. Under the terms of Mr. Rittichier’s employment agreement, his initial base salary was established when he joined the Company, and will continue to be determined annually by the Compensation Committee, which may, in its sole and absolute discretion, increase Mr. Rittichier’s base salary, but may not decrease it below Mr. Rittichier’s initial base salary without Mr. Rittichier’s consent. In addition, Mr. Rittichier is entitled to participate in any of the Company’s annual bonus or pay-for-performance plans, with Mr. Rittichier entitled to a target annual cash bonus of 80% of his base salary. Mr. Rittichier will be eligible for equity awards under the Company’s equity award plans covering senior executives as may be in effect from time to time and as approved by the Compensation Committee in its sole and absolute discretion. In the event a payment or benefit provided under the employment agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payment or benefit will be limited as provided in the employment agreement. The employment agreement does not provide for any tax “gross up” or similar payment for any excise taxes that may be triggered by the payment of any parachute payments.

Mr. Lu and Mr. Black are not party to any employment agreements with the Company.

Base Salary

Base salaries for the Named Executive Officers are determined based upon job responsibilities, level of experience, individual performance, and the peer group compensation information described above. No Named Executive Officers are entitled to any automatic base salary increases, and all base salary increases are determined by the Compensation Committee in its discretion. The Compensation Committee reviews any proposed salary increase for our Chief Executive Officer in executive session without Company management present.

In March 2019, the Compensation Committee reviewed the base salary for each of Mr. Rittichier, Mr. Lu and Mr. Black, and determined to increase Mr. Rittichier’s base salary from $425,000 to $450,000, Mr. Lu’s base salary from $280,000 to $294,000 and Mr. Black’s base salary from $260,000 to $273,000. The Committee believed these modest increases to base salary at that time were merited in connection with the executives’ key contributions to the significant transformative activities occurring at the Company as mentioned above and to continue to retain these employees at this critical transformative time for the Company. No Named Executive Officer has received any base salary increase for our 2020 fiscal year.

Annual Cash Incentives

In General. Typically, the Company establishes a cash incentive plan each fiscal year which provides the Company’s executive officers an opportunity to receive an annual cash payment in addition to their base salaries. The purpose of the cash incentive plan is to drive overall effectiveness and productivity by motivating the executives to achieve specified Company financial and identifiable individual performance goals that support the Company’s strategic business objectives and goals of achieving increased profitability. By linking a significant portion of an executive’s annual cash compensation opportunity to the achievement of the Company’s strategic objectives, as well as the individual’s performance, the individual’s compensation is closely tied to the success of the Company. We believe that providing annual cash incentive opportunities is a key component of maintaining a competitive executive compensation program.

2019 Cash Bonus Plan Structure. On December 13, 2018, the Company’s Compensation Committee approved the EMCORE Corporation Fiscal 2019 Bonus Plan (the “2019 Bonus Plan”). Under the 2019 Bonus Plan, the Company’s Named Executive Officers were eligible to receive cash bonus awards that are determined based on the achievement of a specified financial performance goal for the Company as well as individual performance goals for each Named Executive Officer.

With respect to Mr. Rittichier, 80% of his annual cash bonus opportunity was based on the Company’s achievement of a non-GAAP net income target. With respect to each of Mr. Lu and Mr. Black, 60% of his annual cash bonus opportunity was based on the Company’s achievement of a non-GAAP net income target. The amount of cash bonus payable to each executive officer under the 2019 Bonus Plan based on non-GAAP net income performance could range from 0% to 120% of the portion of the executive’s target bonus opportunity that was tied to non-GAAP net income, as illustrated by the table below.

Non-GAAP Net Income Achieved (% of Target)	Non-GAAP Net Income Bonus Amount Funding Percentage (%)
less than 80%	0%
80%	60%
90%	80%
95%	95%
100%	100%
120% or greater	120%
Bonus amounts for performance results between the percentages listed in the table are determined by straight line linear interpolation

The maximum cash bonus payable to each executive officer under the 2019 Bonus Plan based on non-GAAP net income performance was equal to 120% of the portion of the executive’s target bonus opportunity that is tied to non-GAAP net income. The Compensation Committee determined to cap bonus payouts for outperformance at 120% of the target bonus amount to limit our executives’ maximum bonus potential.

The Compensation Committee established non-GAAP net income targets as the Company performance goal because it believes these financial performance metrics are the best indicators of the Company’s performance each fiscal year. For purposes of the 2019 Bonus Plan, “non-GAAP net income” means the Company’s net income for fiscal 2019, as determined under generally accepted accounting principles in the United States, adjusted to eliminate the impact of (1) discontinued operations, (2) litigation expenses associated with any material pending arbitration or litigation matters, (3) expenses incurred by or on behalf of the Strategy and Alternatives Committee of the Board of Directors, including in connection with proposed acquisitions or divestitures, (4) severance and restructuring charges, (5) stock-based compensation expense and (6) other non-recurring operating gains and losses.

The remaining 20% of the annual cash bonus opportunity for Mr. Rittichier, and the remaining 40% of the annual cash bonus opportunity for each of Mr. Lu and Mr. Black, was based on each executive’s achievement of individual performance goals. The amount of cash bonus payable to each executive officer for the achievement of individual goals could similarly range from 0% to 120% of the portion of the executive’s target bonus opportunity that is tied to the individual performance goals.

Under the 2019 Bonus Plan, the aggregate target bonus opportunity for Mr. Rittichier was 80% of his annual base salary at the end of the fiscal year, and the aggregate target bonus opportunity for each of Mr. Lu and Mr. Black was 40% of his annual base salary at the end of the fiscal year. Bonuses, if any, under the 2019 Bonus Plan are payable in cash no later than March 15, 2020.

In December 2018, the Compensation Committee established a non-GAAP net income target for the 2019 Bonus Plan of $3.422 million. The Company did not achieve positive non-GAAP net income for its 2018 fiscal year, so the Compensation Committee believed this target was rigorous and required significant year-over-year improvement in our non-GAAP net income in order for the Named Executive Officers to achieve the targeted performance level.

The Company did not achieve positive non-GAAP net income for fiscal 2019, which resulted in us achieving less than 80% of the non-GAAP net income target, and no bonuses tied to the non-GAAP net income target being earned. The Compensation Committee believes this reinforces its pay-for-performance philosophy and serves as an incentive for the executives to improve on our non-GAAP net income performance in fiscal 2020.

In addition, as a result of the Company’s financial performance in fiscal 2019, the Compensation Committee, in the exercise of its discretion, determined not to pay a cash bonus to any Named Executive Officer in connection with the portion of his bonus opportunity that was tied to his individual performance goals, despite each Named Executive Officer’s achievement of certain of these goals as described below. In lieu of paying any cash bonuses, the Compensation Committee determined to grant RSU awards (vesting 25% on each of the first four anniversaries of the grant date) to each of the Company’s SVP, Engineering and SVP, Operations convertible into a number of shares of the Company’s common stock approximately equal to the cash bonus that would have been payable based on the achievement of individual performance goals divided by the price per share of common stock on the date of grant. The Compensation Committee exercised its discretion and determined not to grant any corresponding RSU awards to our CEO because, as our most senior executive, the Compensation Committee wanted to reinforce the importance of financial performance to earning incentive compensation. The value of the RSU awards to each of the Company’s SVP, Engineering and SVP, Operations was based solely on the cash bonus the Named Executive Officer was otherwise entitled to receive upon achievement of his individual performance goals, and no amount was attributed to any portion of the cash bonus tied to the Company financial performance goal, which was not achieved during fiscal 2019 as described above. By granting RSU awards to each of the Company’s SVP, Engineering and SVP, Operations instead of paying cash bonuses, the Compensation Committee converted an annual cash payment into a long-term equity award linked to the value realized by shareholders in order to create an additional equity-linked retention incentive for each of the Company’s SVP, Engineering and SVP, Operations.

2019 Cash Bonus for Mr. Rittichier. As described above, no bonus was paid to Mr. Rittichier with respect to the portion of his bonus opportunity that was tied to the Company’s non-GAAP net income performance. In addition to the corporate performance goal, Mr. Rittichier had three specific individual performance goals for fiscal 2019 that were based on:

•	delivery of a minimum number of units of a specific navigation product to customers during fiscal 2019,

•	executing a manufacturing system buildout plan, and

•	execution of the first phase of actions related to transitioning to an EMS model for certain product lines.

The Compensation Committee reviewed Mr. Rittichier’s performance against the performance goals and determined that he achieved 100% of one objective, 50% of one objective and 0% of one objective, resulting in a 50% weighted average payout factor for the portion of his bonus opportunity that was tied to his individual performance goals. As a result, Mr. Rittichier’s actual cash bonus payout under the 2019 Bonus Plan would have been $36,000 in total, which was approximately 10% of his target bonus opportunity for fiscal 2019. However, as described above, the Compensation Committee, in the exercise of its discretion, determined that no cash payment would be made pursuant thereto, and, unlike each of the Company’s SVP, Engineering and SVP, Operations, Mr. Rittichier would also not be granted RSUs in lieu of any such cash payment.

2019 Cash Bonus for Mr. Lu. As described above, no bonus was paid to Mr. Lu with respect to the portion of his bonus opportunity that was tied to the Company’s non-GAAP net income performance. In addition to the corporate performance goal, Mr. Lu had four specific individual performance goals for fiscal 2019 that were based on:

•	execution of a new performance management system,

•	restructuring the Company’s engineering function and reducing R&D spend for certain product categories to a specified percentage of revenue,

•	reducing the cost of specified Broadband products, and

•	delivery of a minimum number of units of a specific navigation product to customers during fiscal 2019.

The Compensation Committee, with input from Mr. Rittichier, reviewed Mr. Lu’s performance against the performance goals and determined that he achieved 100% of one objective, 25% of one of the objectives, 10% of one of the objectives and 0% of one of the objectives, resulting in a 33.75% weighted average payout factor for the portion of his bonus opportunity that was tied to his individual performance goals. As a result, Mr. Lu’s actual cash bonus payout under the 2019 Bonus Plan would have been $15,876 in total, which was approximately 13.5% of his target bonus opportunity for fiscal 2019. However, as described above, the Compensation Committee, in the exercise of its discretion, determined that no cash payment would be made pursuant thereto, and in lieu of any such cash payment, on December 21, 2019, Mr. Lu was granted RSUs with respect to 5,292 shares of the Company’s common stock that vest 25% on each of the first four anniversaries of the grant date, subject to his continued service with the Company through the applicable vesting dates.

2019 Cash Bonus for Mr. Black. As described above, no bonus was paid to Mr. Black with respect to the portion of his bonus opportunity that was tied to the Company’s non-GAAP net income performance. In addition to the corporate performance goal, Mr. Black had four specific individual performance goals for fiscal 2019 that were based on:

•	delivery of a minimum number of units of a specific navigation product to customers during fiscal 2019,

•	completion of a new facility for certain aspects of the Company’s manufacturing operations by the end of fiscal year 2019,

•	completion of dual sourcing for the manufacture of certain of the Company’s products by the end of fiscal year 2019, and

•	completion of certain upgrades to the Company’s Alhambra manufacturing facility by the end of fiscal year 2019.

The Compensation Committee, with input from Mr. Rittichier, reviewed Mr. Black’s performance against the performance goals and determined that he achieved 100% of two of the objectives and 0% of two of the objectives, resulting in a 50% weighted average payout factor for the portion of his bonus opportunity that was tied to his individual performance goals. As a result, Mr. Black’s actual cash bonus payout under the 2019 Bonus Plan would have been $21,840 in total, which was approximately 20% of his target bonus opportunity for fiscal 2019. However, as described above, the Compensation Committee, in the exercise of its discretion, determined that no cash payment would be made pursuant thereto, and in lieu of any such cash payment, on December 21, 2019, Mr. Black was granted RSUs with respect to 7,280 shares of the Company’s common stock that vest 25% on each of the first four anniversaries of the grant date, subject to his continued service with the Company through the applicable vesting dates.

Long-Term Stock-Based Incentives

In General. The Company believes that stock-based incentives are an effective means for aligning the interests of our executives with the interests of our shareholders and that the long-term compensation of the Company’s Named Executive Officers should be linked to the value provided to our shareholders. In addition, we use stock-based compensation as a retention tool. Because the stock awards generally vest over a multi-year period, they provide our executives with an ongoing incentive to continue their employment with the Company and to maximize shareholder value. Long-term stock-based incentives granted to our executives for the last several years have been structured in the form of restricted stock unit awards. Restricted stock unit awards are designed to link executives’ interests with those of the Company’s shareholders because the value of the awards is based on the value of the Common Stock. In addition, they provide a long-term retention incentive throughout the vesting period because the restricted stock units generally have value regardless of stock price volatility.

Fiscal 2019 Awards for Named Executive Officers. In granting equity awards to our Named Executive Officers, the Compensation Committee used its judgment and discretion to determine the appropriate value of each award at the time it was granted, and reviewed each executive’s individual performance and the performance of the

Company in the prior fiscal year, as well as the peer group compensation information described above. For the Named Executive Officers, at least 50% of the target number of shares subject to the awards have consisted of performance-based restricted stock units that will vest based on our relative total shareholder return over a three-year performance period. With respect to the equity awards granted to Mr. Rittichier in fiscal 2019, the Compensation Committee determined in April 2019 that a significant increase in the value of the awards granted to Mr. Rittichier in fiscal 2019 as compared to fiscal 2018 was desirable in light of, among other considerations, (i) Compensia’s determination that the awards granted to Mr. Rittichier in fiscal 2018 were at the 25th percentile as compared to the peer group used by Compensia and (ii) the importance of additional retention incentives in light of Mr. Rittichier’s key role in the Company’s strategic and operational transformation as described above.

Performance-Based Program Design. The performance-based restricted stock units will vest based on a combination of our relative total shareholder return over a three-year performance period and the executive’s continued employment. We chose relative total shareholder return as the applicable performance measure because (1) we believe it will incentivize the Named Executive Officers to focus on and grow our returns for shareholders, and (2) it is an objective and easily understandable performance metric that is different than the earnings-based performance measure used under our annual cash incentive program.

Relative total shareholder return is measured against the companies in the Russell Microcap Index, which is a capitalization-weighted index of 2,000 small cap and micro cap stocks. We chose to measure our performance against the Russell Microcap Index because we wanted to measure our performance against a broad index of relatively similarly sized companies in which investors may choose to invest and measure performance against, instead of measuring our performance against the much smaller group of compensation peers described above, substantially all of which are included in the Russell Microcap Index.

The performance-based restricted stock units that were granted by the Company to our Named Executive Officers in April 2019 consisted of one tranche that is eligible to vest based on the Company’s relative total shareholder return performance for the three-year period following the grant date and will cliff vest at the end of such three-year performance period. 100% of the target number of shares subject to the grants will vest if our total shareholder return performance equals that of the Russell Microcap Index for the performance period. If our total shareholder return exceeds that of the Russell Microcap Index for the applicable performance period, the target number of shares subject to the award that will vest is increased by 2% for each 1% of overperformance, subject to a maximum payout equal to 200% of the target number of shares. Similarly, if our total shareholder return is less than that of the Russell Microcap Index for the performance period, the target number of shares subject to the award that will vest is decreased by 2% for each 1% of underperformance, so that the award has a parallel upside leverage opportunity and downside penalty for underperformance. The payout matrix for the performance-based restricted stock unit awards can be illustrated as follows:

Total Shareholder Return for the Performance Period Relative to the Total Shareholder Return for the Russell Microcap Index	% of Target Number of Units Becoming Vested and Nonforfeitable
50% or less of Index	0%
60% of Index	20%
80% of Index	60%
100% of Index	100%
120% of Index	140%
140% of Index	180%
150% or greater of Index	200%
Payout amounts for performance results between the percentages listed in the table are determined by straight line linear interpolation

Time-Based Equity Awards for Named Executive Officers. Each of our Named Executive Officers also received a time-based restricted stock unit award in fiscal 2019 that vests 25% in four equal annual installments on the first four anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with the Company through the applicable vesting date. No portion of these awards was immediately vested on the grant date.

Payouts of Second Tranche of CEO Prior Performance Units. The performance period for the second tranche of performance-based restricted stock units granted to Mr. Rittichier in October 2016 ended after the end of our 2018 fiscal year on October 17, 2018. We achieved a total shareholder return of –(10.90)% for the second performance period compared to a total shareholder return of 35.63% for the Russell Microcap Index for the second performance period, yielding a total shareholder return ratio relative to the Russell Microcap Index of 65.69%. As a result of significantly underperforming the Index during the performance period, only 31.38% of the target number of shares subject to the second tranche of Mr. Rittichier’s award became vested and payable. We believe this payout is also evidence of the performance contingent nature of our executive compensation program design at work — Mr. Rittichier earned a significantly below-target award payout because our total shareholder return significantly underperformed the Russell Microcap Index.

Payouts of Third Tranche of CEO Prior Performance Units. The performance period for the third tranche of performance-based restricted stock units granted to Mr. Rittichier in October 2016 ended after the end of our 2019 fiscal year on October 17, 2019. We achieved a total shareholder return of –(44.16)% for the third performance period compared to a total shareholder return of 15.48% for the Russell Microcap Index for the third performance period, yielding a total shareholder return ratio relative to the Russell Microcap Index of 48.35%. As a result of significantly underperforming the Index during the performance period, none of the target number of shares subject to the third tranche of Mr. Rittichier’s award became vested and payable. We believe this zero share payout is also evidence of the performance contingent nature of our executive compensation program design at work — Mr. Rittichier did not earn an award payout because our total shareholder return significantly underperformed the Russell Microcap Index.

CEO Realized Compensation

In evaluating Mr. Rittichier’s compensation, particularly his performance-based restricted stock units granted in March 2019, we believe it is important to understand not only the potential value of incentive awards at the time they are granted, but also the value actually realized by Mr. Ritticher. The 2019 Realized Compensation Table below supplements the 2019 Summary Compensation Table that appears on page 39 and shows the compensation actually realized in fiscal 2019 by Mr. Rittichier. The primary difference between the 2019 Realized Compensation Table below and the Summary Compensation Table is the method used to value stock awards. SEC rules require that the grant date fair value of all stock awards be reported in the Summary Compensation Table in the year in which they were awarded. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock awards that have not vested, a substantial portion of which are subject to performance-based vesting requirements. Mr. Rittichier may not realize any value from these awards if his employment terminates before the awards vest or if the performance goals are not achieved. By contrast, the 2019 Realized Compensation Table below includes only stock awards held by Mr. Rittichier that vested during fiscal 2019 (all of which were granted in prior years) and shows the value of those awards as of the applicable vesting date. As shown in the table below, Mr. Rittichier’s total realized compensation calculated in this manner was $722,598 for 2019, which was $668,113 less than the 2019 total compensation reported in the 2019 Summary Compensation Table.

2019 Realized Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Realized Compensation ($)	Difference between Total Realized Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Jeffrey Rittichier	436,538	0	248,887	0	0	37,173	722,598	668,113
Chief Executive Officer

(1)

The dollar amounts shown in this column above for stock awards are determined by multiplying the number of shares of the Company’s common stock subject to the awards granted to Mr. Rittichier (all of which were grants from prior years) that vested during 2019 by the per-share closing price of the Company’s common stock on the vesting date.

This information is supplemental to, and should be read in connection with, the Summary Compensation Table that appears on page 39.

Company Benefits

The Company’s benefits are an important tool in our ability to attract and retain outstanding employees throughout the Company. As a business matter, we weigh the benefits we need to offer to remain competitive and attract and retain talented employees against the cost of the benefits. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of Company employees.

This section describes the benefits that the Company provides to key executives and notes those instances when benefits for the Named Executive Officers differ from the general plan. In some instances, we also describe the programs we offer across the Company as context to specific discussions about executive benefits.

Medical, Dental, and Vision Benefits

The Company offers a standard benefits package to all of its eligible employees, which includes medical, dental, and vision coverage. The Named Executive Officers are also eligible to receive supplemental health benefit coverage that is not made available to non-executive employees.

Company-Sponsored Retirement Plan

The EMCORE Corporation 401(k) Plan (the “401(k) Plan”) is a defined contribution plan that is designed to comply with the Employee Retirement Income Security Act of 1974, as well as federal and state legal requirements. The 401(k) Plan is designed to provide retirement benefits to eligible employees of the Company. Participants in the 401(k) Plan may elect to reduce compensation by a specific percentage, which is contributed to the participant’s 401(k) Plan account on a pre-tax basis as a salary deferral.

Employees, including the Company’s Named Executive Officers, may elect to contribute to the 401(k) Plan through salary reduction up to the yearly maximum tax-deductible deferral allowed pursuant to IRS regulations. A participant may elect to defer between 1-90% of his or her compensation per pay period. Each participant is able to direct his or her investment into any of the available investment options. Participants’ contributions are vested at 100%.

The Company may provide a discretionary match of 50% of the first 6% of a participant’s contribution to the 401(k) Plan, and this matching contribution vests over a five year period, based on the participant’s continuing service during such period. Effective January 1, 2020, this discretionary match was increased to 100% of the first 3% of a participant’s contribution to the 401(k) Plan plus 50% of the next 2% of a participant’s contribution to the 401(k) Plan, with such matching contributions vesting immediately.

Employee Stock Purchase Plan

The Company offers all eligible employees, including the Company’s Named Executive Officers, the opportunity to acquire an ownership interest in the Company by purchasing shares of Common Stock through a tax-qualified employee stock purchase plan (“ESPP”). Under the ESPP, an eligible employee may withhold, through payroll deductions, up to 10% of his or her eligible earnings, up to certain maximums, to be used to purchase shares of Common Stock at certain plan-defined dates. The option price is set at 85% of the average of the high and low price for Common Stock on either the first or last day of the applicable offering period under the ESPP, whichever is lower.

Officer and Director Share Purchase Plan

In January 2011, the Compensation Committee of the Board of Directors approved an Officer and Director Share Purchase Plan (the “ODPP”), which allows executive officers and directors of the Company to purchase shares of Common Stock at fair market value in lieu of salary or, in the case of directors, director fees. Eligible individuals may voluntarily participate in the ODPP by authorizing payroll deductions or, in the case of directors, deductions from director fees for the purpose of purchasing shares of Common Stock. Elections to participate in the ODPP may only be made during open trading windows under the Company’s insider trading policy and when the participant does not otherwise possess material non-public information concerning the Company.

Severance Benefits

Mr. Rittichier. In an effort to further promote the retention of the Company’s Named Executive Officers, the Company previously entered into an executive employment agreement with Mr. Rittichier in connection with his appointment as our Chief Executive Officer effective January 3, 2015. This agreement sets forth Mr. Rittichier’s severance benefits for a qualifying termination by us without good “cause” or by the executive for “good reason” (as those terms are defined in his employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive cash severance benefits (i.e., these severance benefits are “double-trigger” benefits).

In accordance with the terms of his employment agreement, Mr. Rittichier is eligible to receive certain severance benefits for a qualifying termination of employment, including continued payment of base salary for a period of one year, payment of the executive’s target annual bonus for the year of termination over a period of one year, and payment of certain continuing health benefits for one year. Mr. Rittichier’s cash severance benefits are based on a “1x” multiple, and the cash severance benefits will not increase if the qualifying termination occurs in connection with a change in control of the Company.

Under the terms of his employment agreement, Mr. Rittichier would be entitled to acceleration and immediate vesting of 50% of his outstanding equity awards in the event of a change in control of the Company and would be entitled to acceleration and immediate vesting of 50% of his outstanding equity awards (excepting those which were previously vested due to a change in control) which have not vested as of his termination date in the event he experiences a qualifying termination of employment within twelve months following a change in control. We have eliminated this partial single-trigger equity vesting provision in all executive employment agreements entered into after Mr. Rittichier’s agreement, and instead provided for “double trigger” equity vesting provisions for qualifying terminations of employment.

In the event a payment or benefit provided under Mr. Rittichier’s employment agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such payment or benefit will be limited as provided in the employment agreement. The employment agreement for Mr. Rittichier does not provide for any tax “gross up” or similar payment for any excise taxes that may be triggered by the payment of any parachute payments.

In order to receive any severance benefits under his employment agreement, Mr. Rittichier must execute a general release agreement releasing the Company from any liability or obligation to the executive, and comply with the restrictive covenants included in the employment agreement.

For more information regarding potential payments that may be made to Mr. Rittichier upon a qualifying termination of employment or a change in control, see “Executive Compensation — Potential Payments upon Termination or Change-in-Control.”

Other Named Executive Officers. The Company has not entered into any agreements with Mr. Lu or Mr. Black that require any specified severance benefits or accelerated vesting of equity awards upon termination of their employment or a change of control of the Company.

Clawback Policy

During fiscal 2016, we adopted a compensation recoupment policy whereby in the event of a restatement of our financial statements to correct a material error, the Compensation Committee is required to review our incentive compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the incorrect financial results. Annual bonus payments, long-term cash incentives, stock options, restricted stock, restricted stock units (including performance stock units) and other equity incentive awards that are granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure are each subject to the terms of this clawback policy.

Stock Ownership and Holding Requirements

During fiscal 2016, we adopted a stock ownership policy. We believe that this policy aligns the interests of our executive officers with those of our shareholders by requiring executive officers to have direct ownership in shares of our Common Stock. The policy requires our Chief Executive Officer to own shares of our Common Stock having a value equal to at least three times his or her annual base salary and our other executive officers to own shares of our Common Stock having a value equal to at least one times his or her annual base salary. Shares subject to stock options and unvested stock unit awards are not considered owned by the executive for purposes of the policy. The executives covered by the policy are required to be in compliance with the ownership levels above within five years after the later of (i) adoption of the policy (October 1, 2021) or (ii) the date such person is appointed as an executive officer, and are required to retain at least 50% of the net after-tax shares received in respect of equity awards until they are in compliance.

Anti-Hedging, Pledging and Derivatives Policy

The Company considers it improper and inappropriate for the Company’s directors, executive officers and other employees to engage in short-term or speculative transactions in the Company’s securities and other transactions in the Company’s securities that create the potential for heightened legal risk or the appearance of improper or inappropriate conduct even if they occur at a time when the individual is not aware of material nonpublic information. Accordingly, the Company prohibits these individuals from engaging in short-term trading of the Company’s securities, short sales, transactions in puts, calls, or other derivative securities related to the Company’s stock on an exchange or in any other organized market, entering into hedging or monetization transactions that are designed to hedge or offset any decrease in the market value of the Company’s securities, margining Company securities held in a margin account, or pledging Company securities as collateral for a loan.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain current and former executive officers. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. The Compensation Committee considers, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies. However, there can be no assurance that any compensation will, in fact, be deductible, and the Compensation Committee may award non-deductible compensation when it determines it to be appropriate.

EXECUTIVE COMPENSATION

The table below sets forth certain information concerning the compensation paid to or earned by those persons who during fiscal 2019 served as the Company’s (i) Chief Executive Officer, (ii) our SVP, Engineering and (iii) our SVP, Operations, who were our two most highly compensated executive officers during fiscal 2019 other than our Chief Executive Officer. Because we qualify as a “smaller reporting company,” compensation information is provided for the fiscal years ended September 30, 2019 and 2018, except in cases where an individual was not a Named Executive Officer for the applicable year. Additional information regarding the compensation realized by our Chief Executive Officer in fiscal 2019 can be found in the “CEO Realized Compensation” section of the “Compensation Discussion and Analysis” on page 34.

Summary Compensation Table for Fiscal Years ended September 30, 2019 and 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jeffrey Rittichier	2019	436,538	0	917,000	0	0	37,173	(4)	1,390,711
Chief Executive Officer	2018	425,000	0	516,000	0	50,223	37,338		1,028,561

Albert Lu	2019	286,462	0	143,600	0	0	36,053	(5)	466,114
SVP, Engineering	2018	280,000	0	180,600	0	29,890	33,755		524,245

Iain Black	2019	266,000	0	143,600	0	0	36,344	(6)	445,944
SVP, Operations

(1)

The amounts in this column represent the grant date fair value of the stock awards granted to the Named Executive Officers during the applicable fiscal year, as determined in accordance with FASB Accounting Standards Codification No. 718 — “Compensation — Stock Compensation” (without regard to estimated forfeitures related to a service based condition) (“ASC 718”). Assumptions used in the calculation of these amounts are set forth in note 14 to the Company’s audited financial statements for the fiscal year ended September 30, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on December 4, 2018, and note 14 to the Company’s audited financial statements for the fiscal year ended September 30, 2019, included in the Company’s Annual Report on Form 10-K filed with the SEC on December 10, 2019, respectively. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officer.

(2)

Additional information on the actual realized value received by Mr. Rittichier with respect to his stock awards can be found in the “CEO Realized Compensation” section of the “Compensation Discussion and Analysis” above.

(3)

The amounts in this column for fiscal 2019 consist of the non-equity incentive plan compensation paid to the executives for fiscal 2019. The equity awards granted to Mr. Lu and Mr. Black in lieu of a portion of their 2019 cash bonus will be reported in next year’s Summary Compensation Table in accordance with SEC rules. For a description of the 2019 Bonus Plan, please refer to the “Compensation Discussion and Analysis” above.

(4)	Consists of $30,029 for payment of continuing health benefits and $7,144 of matching contributions by the Company under its 401(k) plan.
(5)	Consists of $30,738 for payment of continuing health benefits and $5,315 of matching contributions by the Company under its 401(k) plan.
(6)	Consists of $29,214 for payment of continuing health benefits and $7,130 of matching contributions by the Company under its 401(k) plan.

The following table sets forth as to each Named Executive Officer information about the grants of plan-based awards during fiscal 2019. Each of the equity-based awards was granted under the Company’s 2019 Equity Incentive Plan, and cash-based bonuses were awarded under the 2019 Bonus Plan. For a narrative description of the terms of these awards, please refer to the “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in Fiscal 2019

Name	Grant Date	Potential Payouts Under Non-Equity Incentive Awards			Estimated Future Payouts Under Equity Incentive Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards(1) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jeffrey Rittichier	N/A	0	360,000	432,000	—	—		—	—		—
	4/3/19	—	—	—	20,000	100,000	(2)	200,000	—		519,000
	4/3/19	—	—	—	—	—		—	100,000	(3)	398,000

Albert Lu	N/A	0	117,600	141,120	—	—		—	—		—
	4/3/19	—	—	—	4,000	20,000	(2)	40,000	—		103,800
	4/3/19	—	—	—	—	—		—	10,000	(3)	39,800

Iain Black	N/A	0	109,200	131,040	—	—		—	—		—
	4/3/19	—	—	—	4,000	20,000	(2)	40,000	—		103,800
	4/3/19	—	—	—	—	—		—	10,000	(3)	39,800

(1)

The amounts in this column represent the grant date fair value of the stock awards granted to the Named Executive Officers, as determined in accordance with ASC 718 (without regard to estimated forfeitures related to a service based condition). Assumptions used in the calculation of these amounts are set forth in note 14 to the Company’s audited financial statements for the fiscal year ended September 30, 2019, included in the Company’s Annual Report on Form 10-K filed with the SEC on December 10, 2019. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officer.

(2)

Represents an award of performance-based restricted stock units (“PSUs”) granted on April 3, 2019. The award of PSUs vest, if at all, on April 3, 2022 based on the Company’s TSR compared to pre-established relative TSR goals, based on the TSR of the Russell Microcap Index, that were set by the Compensation Committee of the Board of Directors.

(3)	Represents restricted stock units that vest in four equal annual installments commencing on April 3, 2020.

The following table sets forth as to each Named Executive Officer information on outstanding equity awards held by the Named Executive Officer as of September 30, 2019.

Outstanding Equity Awards as of September 30, 2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey Rittichier	—	—	—	—	—	165,000	(2)	506,550	173,333	(3)	532,132

Albert Lu	4,879	—	—	6.98	6/14/21	24,735	(4)	75,936	42,471	(5)	130,386

Iain Black	—	—	—	—	—	22,500	(6)	69,075	45,000	(7)	138,150

(1)

The market value is determined by multiplying the number of underlying shares by $3.07, the closing trading price of Common Stock on the Nasdaq Global Market on September 30, 2019, the last day of the fiscal year.

(2)

Consists of the following: (a) 26,846 restricted stock units that were granted on October 18, 2016, 17,500 of which vested on October 18, 2019, and 9,346 of which are scheduled to vest on October 18, 2020; (b) 8,154 shares of restricted common stock scheduled to vest on October 18, 2020; (c) 30,000 restricted stock units that were granted on December 28, 2017, 10,000 of which vested on December 28, 2019, and 10,000 of which are scheduled to vest on each of December 28, 2020 and December 28, 2021 and (d) 100,000 restricted stock units that were granted on April 3, 2019, 25,000 of which are scheduled to vest on each of April 3, 2020, 2021, 2022 and 2023.

(3)

Consists of the following: (a) a target number of 33,333 shares of restricted common stock that were scheduled to vest, if at all, based on a performance period ending October 17, 2019, however, none of these shares vested based on the Company’s actual performance during the performance period; (b) a target number of 40,000 PSUs scheduled to vest, if at all, based on performance during a performance period ending December 28, 2020; and (c) a target number of 100,000 PSUs scheduled to vest, if at all, based on performance during a performance period ending April 3, 2022.

(4)

Consists of the following: (a) 4,235 shares of restricted stock that vested as to 2,118 shares on December 14, 2019, and are scheduled to vest as to 2,117 shares on December 14, 2020; (b) 10,500 restricted stock units that were granted on December 28, 2017, 3,500 of which vested on December 28, 2019 and 3,500 of which are scheduled to vest on each of December 28, 2020 and December 28, 2021; and (c) 10,000 restricted stock units that were granted on April 3, 2019, 2,500 of which are scheduled to vest on each of April 3, 2020, 2021, 2022 and 2023.

(5)

Consists of the following: (a) a target number of 8,471 PSUs that were scheduled to vest, if at all, based on a performance period ending December 14, 2019, however, none of these shares vested based on the Company’s actual performance during the performance period; (b) a target number of 14,000 PSUs scheduled to vest, if at all, based on performance during a performance period ending December 28, 2020; and (c) a target number of 20,000 PSUs scheduled to vest, if at all, based on performance during a performance period ending April 3, 2022.

(6)

Consists of the following: (a) 12,500 shares of restricted stock, that were granted on June 8, 2017, 6,250 of which are scheduled to vest on each of June 8, 2020 and 2021, and (b) 10,000 restricted stock units that were granted on April 3, 2019, 2,500 of which are scheduled to vest on each of April 3, 2020, 2021, 2022 and 2023.
(7)

Consists of the following: (a) a target number of 25,000 PSUs scheduled to vest, if at all, based on performance during a performance period ending December 28, 2020 and (b) a target number of 20,000 PSUs scheduled to vest, if at all, based on performance during a performance period ending April 3, 2022.

The following table sets forth as to each Named Executive Officer information on the exercise of stock options and the vesting of other stock awards previously granted to the Named Executive Officer during fiscal 2019.

Options Exercised and Stock Vested in Fiscal 2019

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Jeffrey Rittichier	—	—	54,224	248,887
Albert Lu	—	—	8,437	35,023
Iain Black	—	—	6,250	22,750

(1)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Common Stock on the vesting date.

Potential Payments upon Termination or Change-in-Control

Mr. Rittichier

The Company has entered into an employment agreement with Mr. Rittichier, setting forth, among other things, the Named Executive Officer’s severance benefits upon termination of his employment or change of control of the Company. In accordance with the terms of Mr. Rittichier’s agreement, if (a) his employment is terminated without “cause” or (b) he terminates his employment for “good reason,” he will receive the following benefits: (i) continued payment of his base salary for a period of twelve months; (ii) payment of his target annual bonus for the year of termination; and (iii) payment of certain continued health coverage premiums for twelve months. Mr. Rittichier’s employment agreement also provides that he is entitled to acceleration and immediate vesting of 50% of his outstanding equity awards in the event of a “change in control” of the Company. In addition, if Mr. Rittichier’s employment is terminated without cause or he terminates his employment for good reason within twelve months of a change in control of the Company, under the terms of his employment agreement, Mr. Rittichier is also entitled to acceleration and immediate vesting of 50% of his outstanding equity awards that remain subject to vesting (excepting those which were previously vested due to a change in control, as described above). The terms “cause,” “good reason” and “change in control” as referenced in relation to Mr. Rittichier’s employment agreement are each defined in Mr. Rittichier’s employment agreement. Receipt of these severance benefits is subject to Mr. Rittichier entering into a general release agreement with the Company and compliance with certain confidentiality, nondisclosure and other restrictive covenants set forth in the employment agreement.

The following are estimated payments and benefits that would be provided to Mr. Rittichier in the event the Named Executive Officer’s employment is or was terminated as described above. In accordance with applicable SEC disclosure rules, the estimates assume a termination date of September 30, 2019, the last day of fiscal 2019. However, the actual amounts of the payments and costs of the benefits can only be determined at the time of an executive’s separation from the Company.

Name	Severance ($)	Continued Health Coverage (Company Part Only) ($)
Jeffrey Rittichier	$810,000	$16,087

In addition, as of September 30, 2019, Mr. Rittichier would have realized the following gains from the acceleration of unvested equity awards under the circumstances described above, measured based on a stock price of $3.07, which was the per share closing price of the Common Stock on the Nasdaq Global Market on September 30, 2019, the last day of fiscal 2019:

•	$519,341 upon a change of control and an additional $519,341 upon a qualifying termination within twelve months of a change in control.

If Mr. Rittichier’s employment is terminated for cause or he terminates his employment without good reason, the Company will pay Mr. Rittichier’s base salary through the effective date of his termination and will not have any additional obligations to Mr. Rittichier. If Mr. Rittichier’s employment terminates as a result of his death, the Company will pay Mr. Rittichier’s base salary through the effective date of his termination and provide his spouse and children health insurance coverage as in effect on the date of termination for a period of twelve months thereafter.

Mr. Lu and Mr. Black

The Company has not entered into any agreements with Mr. Lu or Mr. Black that require any specified severance benefits or accelerated vesting of equity awards upon termination of their employment or change of control of the Company.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference into any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in accordance with Item 407(e)(5) of Regulation S-K.

This report is submitted by the Compensation Committee.

December 21, 2019

COMPENSATION COMMITTEE

Rex S. Jackson, Chairman

Bruce E. Grooms

Stephen L. Domenik

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2019, the members of the Company’s Compensation Committee included Messrs. Domenik, Grooms and Jackson. No member of the Compensation Committee served as one of the Company’s officers or employees during fiscal 2019 or was formerly an officer or employee of the Company at any time. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors or Compensation Committee during fiscal 2019. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Company’s Compensation Committee during fiscal 2019.

COMPENSATION RISK

The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including executive and non-executive officers, and determined that the Company’s compensation programs do not give rise to risks reasonably likely to have a material adverse effect on the Company. The Committee noted several design features of the Company’s cash and equity incentive programs for executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable value creation by rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. Some of these elements include:

•	A Balanced Mix of Compensation Components. The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•

Multiple Performance Factors. Our incentive compensation plans use both company-wide metrics and individual performance goals, which encourage focus on the achievement of several objectives for the overall benefit of the Company. The annual cash incentive is generally dependent upon a performance metric, as well as individual goals related to specific strategic or operational objectives. In addition, long-term incentive compensation in the form of performance stock units are based on relative total shareholder return, which measures our performance against that of our competitors.

•

Focus on Long-term Incentives. Long-term incentive compensation is an integral part of compensation that discourages short-term risk taking. The long-term incentive grants for senior management are currently allocated between restricted stock units and performance stock units, which provides a balance of incentives. Our long term incentive awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate eligible recipients to focus on sustained stock price appreciation.

•	Managed Expectations. Cash and equity incentive plans contain a cap on the maximum payout to avoid targets that, if not achieved, result in an unduly large percentage loss of compensation.

•

Stock ownership guidelines. Our stock ownership guidelines require that all of our executive officers hold a significant amount of our equity to align their interests with shareholders over the long term.

•	Clawback policy. We have a compensation recovery (clawback) policy applicable in the event of an accounting restatement.

•

Prohibition Against Short-term and Speculative Transactions. In an effort to avoid the potential for heightened legal risk or the appearance of improper or inappropriate conduct by our directors, executives and other employees, we prohibit all of our employees and directors from engaging in short-term trading of the Company’s securities, short sales, transactions in puts, calls or other derivative securities related to the Company’s stock on an exchange or in any other organized market, entering into hedging or monetization transactions that are designed to hedge or offset any decrease in the market value of the Company’s securities, margining Company securities held in a margin account, or pledging Company securities as collateral for a loan.

OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2019 certain information regarding the beneficial ownership of Common Stock of the Company by: (i) each Named Executive Officer of the Company, (ii) each director and nominee, (iii) all directors and current executive officers as a group (9 persons), and (iv) each person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company. Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable. Shares beneficially owned include shares of Common Stock, options to acquire shares of Common Stock and restricted stock units that are exercisable or will vest within sixty (60) days of December 31, 2019. Unless otherwise indicated, the address of each of the beneficial owners is c/o EMCORE Corporation, 2015 W. Chestnut Street, Alhambra, CA, 91803.

Name	Shares Beneficially Owned		Percent of Common Stock(1)
Laurence W. Lytton.	2,529,024	(2)	8.8
Ariel Investments, LLC	1,672,557	(3)	5.8
Persons affiliated with Viex Capital Advisors, LLC.	1,645,870	(4)	5.7
Stephen L. Domenik	30,716		*
Gerald J. Fine, Ph.D.	67,312	(5)	*
Bruce Grooms	0		*
Noel Heiks	0		*
Rex S. Jackson	22,961		*
Jeffrey Rittichier.	240,311		*
Albert Lu	20,894		*
Iain Black	7,601		*
All directors and current executive officers as a group (9 persons)	389,795		1.4

*	Less than 1.0%
(1)	As of December 31, 2019, 28,873,629 shares of Common Stock were outstanding.
(2)

Based on information in an Amendment No. 1 to Schedule 13G filed by Laurence W. Lytton with the SEC on February 14, 2019 for his holdings as of December 31, 2018, Mr. Lytton reported that he has sole power to vote and dispose of 2,486,365 shares of Common Stock and shared power to vote and dispose of 42,659 shares of Common Stock. Mr. Lytton’s principal business office address is 467 CPW, New York, NY 10025.

(3)

Based on information in an Amendment No. 1 to Schedule 13G filed by Ariel Investments, LLC (“Ariel”) with the SEC on February 14, 2019 for its holdings as of December 31, 2018, Ariel reported that it has sole power to vote 1,632,757 shares and sole power to dispose of all 1,672,557 shares of Common Stock. Ariel’s principal business office address is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

(4)

Based on information in a Schedule 13G filed by VIEX Opportunities Fund, LP — Series One, VIEX GP, LLC, VIEX Capital Advisors, LLC and Eric Singer (the “VIEX Parties”) with the SEC on May 6, 2019 for their holdings as of May 6, 2019. The VIEX Parties each reported that it or he has shared power to vote and dispose of all 1,645,870 shares of Common Stock. Each such entity’s or person’s principal business office address is 150 East 52nd Street, 3rd Floor, New York, New York 10022.

(5)	All such shares are held indirectly by Dr. Fine through The Gerald J Fine Trust, Gerald J Fine Trustee.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of September 30, 2019, the number of securities outstanding under each of the Company’s compensation plans under which equity securities are authorized for issuance, the weighted average exercise price of outstanding options, and the number of securities available for grant under such plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,994,749	(1)	$5.00	(2)	3,386,301	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	1,994,749	(1)	$5.00	(2)	3,386,301	(3)

(1)

Consists of 51,854 outstanding stock options, 999,247 unvested time-based restricted stock units and 943,648 unvested performance-based restricted stock units under the EMCORE Corporation 2000 Stock Option Plan, the 2010 Equity Incentive Plan, the 2012 Equity Incentive Plan and the 2019 Equity Incentive Plan as of September 30, 2019. For performance-based restricted stock units, reflects the maximum number of shares potentially issuable. In accordance with SEC rules, 8,154 unvested time-based and 33,333 unvested performance-based shares of restricted stock are not included in this column.

(2)

Represents the weighted average exercise price of outstanding stock options under the EMCORE Corporation 2000 Stock Option Plan, the 2010 Equity Incentive Plan, the 2012 Equity Incentive Plan and the 2019 Equity Incentive Plan as of September 30, 2019.

(3)

Consists of 2,753,829 shares that remained available for grant under the 2019 Equity Incentive Plan and 543,731 shares that remained available for grant under the EMCORE Corporation 2000 Employee Stock Purchase Plan, as of September 30, 2019. In addition, 88,741 shares remained available for grant under the Company’s Officer and Director Share Purchase Plan.

PROPOSAL II:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For fiscal 2019, KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm and provided audit services that included examination of the Company’s annual consolidated financial statements. A summary of the fees for services provided by KPMG for fiscal 2019 is set forth below. The Audit Committee of the Board of Directors has appointed KPMG to serve as the Company’s independent registered public accounting firm for fiscal 2020 and the Board of Directors recommends that shareholders ratify such appointment at the Annual Meeting.

Action by the shareholders is not required by law to appoint or ratify the appointment of an independent registered public accounting firm, but ratification of KPMG’s appointment is being submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution ratifying the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2020 is rejected by the shareholders, then the Audit Committee may reconsider its choice of independent registered public accounting firm. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby that are properly submitted will be voted FOR the resolution unless otherwise instructed by the shareholder.

Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020 UNDER PROPOSAL II. Unless otherwise instructed, the proxyholders will vote all properly submitted proxies “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

FISCAL 2019 & 2018 AUDITOR FEES AND SERVICES

The following table presents fees for professional services provided to the Company by KPMG in fiscal 2019 and fiscal 2018:

	Fiscal 2019	Fiscal 2018
Audit fees(1)	$953,400	$988,600
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,047,100	$988,600

(1)

Represents fees for professional services rendered in connection with the integrated audit of our annual financial statements, reviews of our quarterly financial statements, other SEC filings, including registration statements, correspondence with the SEC, and advice provided on accounting matters that arose in connection with audit services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval. All of the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by reference therein.

Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for fiscal 2019, was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.    The specific responsibilities of the Audit Committee are set forth in the EMCORE Corporation Audit Committee Charter, which has been adopted by the Board of Directors. The Audit Committee Charter is available in the Corporate Governance section on the Investors tab of the Company’s website (www.emcore.com).

From October 1, 2018 to September 12, 2019, the Audit Committee consisted of Mr. Jackson (chairman), Dr. Fine and Mr. Domenik. Ms. Heiks joined the Audit Committee as an additional member effective September 12, 2019. Each member of the Audit Committee is currently, and was during his or her tenure, an independent director within the meaning of applicable Nasdaq and SEC rules. The Board of Directors has determined that Mr. Jackson is an audit committee financial expert within the meaning of SEC rules. The Audit Committee met eight (8) times during fiscal 2019.

As part of its oversight role, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2019 with management of the Company and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. Furthermore, the Audit Committee has reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and has reviewed the opinions of KPMG regarding the conformity of the Company’s audited financial statements with GAAP and the Company’s internal control over financial reporting.

The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG matters relating to its independence. The Audit Committee concluded that KPMG’s provision of non-audit services to the Company, as detailed above, is compatible with the accounting firm’s independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2019, which was filed with the SEC on December 10, 2019.

This report is submitted by the Audit Committee.

December 13, 2019

AUDIT COMMITTEE

Rex S. Jackson, Chairman

Stephen L. Domenik

Gerald J. Fine, Ph.D.

Noel Heiks

PROPOSAL III:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related compensation disclosure rules of the SEC, and consistent with our shareholders’ preference to provide annual advisory votes on the compensation of our Named Executive Officers, we are asking our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. Although the vote is non-binding, the Compensation Committee will consider the voting results when it evaluates whether any changes should be made to the Company’s compensation program.

Accordingly, we ask our shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

Our current policy is to provide our shareholders with an opportunity to approve the compensation of the Company’s Named Executive Officers each year at the annual meeting of shareholders. We expect that the next advisory vote on the compensation of our Named Executive Officers will occur at our 2021 annual meeting of shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT. Unless otherwise instructed, the proxyholders will vote all properly submitted proxies “FOR” approval of the compensation of the Company’s named executive officers.

GENERAL MATTERS

Annual Report on Form 10-K and Financial Statements

A shareholder may send a written request for a copy of the Company’s 2019 Annual Report on Form 10-K and any additional exhibits to the Form 10-K not included in the Company’s 2019 Annual Report. All such requests should be directed to the Company at 2015 W. Chestnut Street, Alhambra, CA, 91803, Attention: Investor Relations. Following receipt of any such request by a shareholder, the Company will furnish the requested materials to the shareholder without charge. The Company’s 2019 Annual Report on Form 10-K (including amendments and exhibits thereto) and this Proxy Statement are also available under the Investors tab of the Company’s website (www.emcore.com).

Shareholder Proposals

Shareholder proposals intended to be included in our proxy materials to be distributed in connection with the 2021 Annual Meeting of Shareholders must be received by the Company no later than September 24, 2020. Proposals should be mailed to the Company, to the attention of the Secretary, 2015 W. Chestnut Street, Alhambra, CA, 91803. Proposals must comply with all applicable SEC rules, including SEC Rule 14a-8, in order to be included in the Company’s proxy materials for the 2021 Annual Meeting of Shareholders.

Nominations of directors for election at the 2021 Annual Meeting of Shareholders and shareholder proposals intended to be presented at the 2021 Annual Meeting of Shareholders but that are not intended to be included in our proxy materials must comply with the requirements of our By-Laws and notice thereof must be received by the Company at the address set forth in the preceding paragraph no earlier than the close of business on November 20, 2020 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on December 20, 2020 (the 90th day prior to the first anniversary of the Annual Meeting). Notwithstanding the foregoing, in the event that we change the date of the 2021 Annual Meeting of Shareholders to a date that is more than 30 days before or after the anniversary of the Annual Meeting, written notice by a shareholder must be received no earlier than the close of business 120 days prior to the date of the 2021 Annual Meeting of Shareholders and no later than the close of business on the later of 90 days prior to the date of the 2021 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of such meeting is made. Shareholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Article II, Section 6 of our By-Laws will not be acted upon at the 2021 Annual Meeting of Shareholders.

Delivery of Documents to Shareholders Sharing an Address

The Company may deliver only one copy of the Annual Report and Proxy Statement to shareholders who did not receive a Notice of Internet Availably and who share a single address. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of proxy materials was delivered. For future deliveries, shareholders who share a single address can request a separate copy of the Company’s proxy materials. Similarly, if multiple copies of the proxy materials are being delivered to a single address, shareholders can request a single copy of the proxy materials for future deliveries. To make a request, please call or write to the Secretary, EMCORE Corporation, 2015 W. Chestnut Street, Alhambra, CA 91803 or (626) 239-3400. If you are a beneficial owner, please contact your bank, broker, or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment on such matters.

By Order of the Board of Directors,

Ryan Hochgesang Secretary

PROXY TABULATOR FOR EMCORE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903 MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/EMKR • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 855-635-6594 INTERNET TELEPHONE VOTE BY: Annual Meeting of EMCORE Corporation to be held on Friday, March 20, 2020 for Holders as of January 21, 2020 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: March 20, 2020 Time: 8:00 A.M. (Local Time) Place: 168 S. Los Robles Ave., Pasadena CA 91101 Annual Meeting of EMCORE Corporation Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR each of the directors in proposal 1 and FOR proposals 2 and 3. 3: To approve, on an advisory basis, the executive For compensation of EMCORE’s Named Executive Officers. 2: To ratify the appointment of KPMG LLP as EMCORE’s independent registered public accounting firm for the fiscal year ending September 30, 2020. For For Against Abstain Directors Recommend For For Withhold 01 Rex S. Jackson 02 Jeffrey Rittichier 03 Bruce E. Grooms 04 Noel Heiks 1: Election of Directors for a one-year term expiring at EMCORE’s 2021 Annual Meeting of Shareholders For Call For For

To attend the meeting and vote your shares in person, please mark this box. Proxy — EMCORE Corporation Annual Meeting of Shareholders March 20, 2020, 8:00 A.M. (PST) This Proxy is Solicited on Behalf of the Board of Directors The undersigned, hereby revoking any proxy previously given, appoints Jeffrey Rittichier, Tom Minichiello and Ryan Hochgesang (the “Named Proxies”), and each of them, as the true and lawful attorney-in-fact for the undersigned, with full power of substitution, and hereby authorizes either of them to represent and to vote all the shares of common stock of EMCORE Corporation, a New Jersey corporation (“the Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 168 S. Los Robles Ave., Pasadena CA 91101, on Friday, March 20, 2020 at 8:00 A.M. (PST) and all adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director in Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided.